SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Washington Real Estate Investment Trust
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 29, 2013
Dear Shareholder,
You are cordially invited to attend the Annual Meeting of Shareholders of Washington Real Estate Investment Trust to be held on Thursday, May 16, 2013. A formal Notice of the meeting and a Proxy Statement describing the proposals to be considered and voted upon are enclosed.
The Board of Trustees has nominated three individuals for election as trustees at the meeting and recommends that shareholders vote in favor of their election. In addition to the election of the trustees, we are recommending your ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013. Lastly, with respect to executive compensation matters, we are recommending your approval of our executive compensation program in a non-binding advisory vote.
Regardless of the number of shares you own, your vote is important. Please read the Proxy Statement, then complete, sign and return your Proxy Card in the enclosed envelope. You may also authorize a proxy to vote via telephone or the Internet. Just follow the instructions on the enclosed card.

Best Regards,

/s/ John P. McDaniel
John P. McDaniel
Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be Held on May 16, 2013
This Proxy Statement and our 2012 Annual Report to Shareholders
are available at http://www.writ.com/proxy.
6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852
Telephone 301-984-9400 - Facsimile 301-984-9610 - Website www.writ.com

WASHINGTON REAL ESTATE INVESTMENT TRUST
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 29, 2013

Notice is hereby given that the Annual Meeting of Shareholders of Washington Real Estate Investment Trust, a Maryland real estate investment trust (“WRIT,” “we” or “us”), will be held at the Bethesda North Marriott Hotel & Conference Center, 5701 Marinelli Road, North Bethesda, Maryland (Northwest corner of Rockville Pike and Marinelli Rd., across the street from the White Flint Metro Stop) on Thursday, May 16, 2013, at 11:00 a.m., for the following purposes:

1.	To elect three trustees to serve until the annual meeting of shareholders in 2016 and until their successors are duly elected and qualify;

2.	To consider and vote upon ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013;

3.	To consider and vote on a non-binding, advisory basis upon the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K; and

4.	To transact such other business as may properly come before the meeting.
The trustees have fixed the close of business on March 15, 2013, as the record date for determining holders of shares entitled to notice of and to vote at the Annual Meeting.
Our Annual Report, Proxy Statement and a Proxy Card accompany this Notice.
You are requested, whether or not you plan to be present at the Annual Meeting, to sign and promptly return the Proxy Card. Alternatively, you may authorize a proxy to vote by telephone or the Internet, if you prefer. To do so, you should follow the instructions on the Proxy Card.

By order of the Board of Trustees:

/s/ Laura M. Franklin
Laura M. Franklin
Corporate Secretary

WASHINGTON REAL ESTATE INVESTMENT TRUST
6110 Executive Boulevard, Suite 800
Rockville, Maryland 20852

PROXY STATEMENT

General
This Proxy Statement is furnished by the Board of Trustees (the “Board”) of Washington Real Estate Investment Trust, a Maryland real estate investment trust (“WRIT,” “we” or “us”), in connection with its solicitation of proxies for exercise at the Annual Meeting of Shareholders to be held on May 16, 2013, and at any and all postponements or adjournments thereof. On or about March 29, 2013, we mailed a Shareholder Meeting Notice (including an Important Notice Regarding the Availability of Proxy Materials) to shareholders of record as of the close of business on March 15, 2013. This Proxy Statement, the form of Proxy and our Annual Report are first being furnished to shareholders on or about March 29, 2013.
Voting Matters
All properly executed proxies will be voted in accordance with the instructions contained therein. If no instructions are specified, proxies will be voted FOR the election of the trustee nominees listed on the Proxy Card, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013 and FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. All proxies will be voted in the discretion of the proxy holders on any other matter to come before the meeting, unless otherwise instructed on the Proxy Card.
Abstentions and broker non-votes, if any, are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. A broker non-vote occurs when a broker holding shares for a beneficial owner does not authorize a proxy to cast a vote with respect to a particular proposal because the broker does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. The treatment of abstentions and broker non-votes and the vote required to approve each proposal are set forth under each proposal below under the caption “Voting Matters.” You may revoke your proxy at any time prior to its exercise at the Annual Meeting by submitting, to the Corporate Secretary, a duly executed Proxy Card bearing a later date or by attending the Annual Meeting and voting in person or signing a written revocation of the Proxy Card.
If you hold your shares in “street name” (that is, through a broker or other nominee), you should instruct your broker or nominee how to vote your shares by following the directions provided by your broker or nominee.
Our voting securities consist of common shares of beneficial interest, $0.01 par value per share (“common shares”), of which 66,484,759 common shares were outstanding at the close of business on March 15, 2013. WRIT has no other outstanding voting security. Each common share outstanding as of the close of business on March 15, 2013 will be entitled to one vote. The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum at the Annual Meeting. Shareholders do not have cumulative voting rights.

BOARD OF TRUSTEES AND MANAGEMENT
Board and Committee Matters
General
The Board currently consists of nine trustees divided into three classes of three trustees each. We currently have one vacancy on the Board due to the resignation of Terence C. Golden, which occurred on March 11, 2013. The Board will determine to either fill such vacancy in the coming months or reduce the size of the Board to eliminate such vacancy. The terms of the current trustees continue until the Annual Meetings to be held in 2013, 2014 and 2015, and until their successors are duly elected and qualify. At each annual meeting, trustees are elected for a term of three years and until their successors are duly elected and qualify. WRIT's bylaws provide that no person shall be nominated for election as a trustee after his or her 72nd birthday, except under circumstances set forth in the bylaws.
The Board has determined that all trustees, with the exception of Mr. McKenzie, are “independent” as that term is defined in the applicable listing standards of the New York Stock Exchange.
The Board provides a process for shareholders and other interested parties to send communications to the entire Board or to any of the trustees. Shareholders and interested parties may send these written communications c/o Corporate Secretary, Washington Real Estate Investment Trust, 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852. All communications will be compiled by the Corporate Secretary and submitted to the Board or the trustees on a periodic basis.
All members of the Board attended the Annual Meeting in 2012. The Board does not have a formal written policy requiring trustees to attend the Annual Meeting, although trustees have traditionally attended.
The Board held eight meetings in 2012. During 2012, each incumbent trustee attended at least 75% of the total number of meetings of the Board and committees on which he or she served. WRIT's non-management trustees meet without management at regularly scheduled executive sessions that are presided over by Mr. McDaniel in his capacity as Chairman. In 2012, the Board met in executive session without the Chief Executive Officer seven times.
Corporate Governance/Nominating Committee
The Corporate Governance/Nominating Committee held one meeting in 2012. The Corporate Governance/Nominating Committee members are Chairwoman White and Messrs. Nason, Russell and Winns. All members of the Corporate Governance/Nominating Committee are “independent,” as that term is defined in the applicable listing standards of the New York Stock Exchange. The Corporate Governance/Nominating Committee performs the duties described in the Corporate Governance/Nominating Committee Charter adopted by the Board. The Corporate Governance/Nominating Committee Charter is available on our website, www.writ.com, and upon written request. Among other things, the Corporate Governance/Nominating Committee develops and recommends Corporate Governance Guidelines for Board approval and recommends nominees for election to the Board as outlined in the Corporate Governance/Nominating Committee Charter.
Trustee Selection Process
The Corporate Governance/Nominating Committee's process for the recommendation of trustee candidates, as it exists from time to time, is described in our Corporate Governance Guidelines. Set forth below is a summary of the process that the Corporate Governance/Nominating Committee currently utilizes for the consideration of trustee candidates. The Corporate Governance/Nominating Committee may, in the future, modify or deviate from this process in connection with the selection of a particular trustee candidate.

•
The Corporate Governance/Nominating Committee develops and maintains a list of potential candidates for Board membership on an ongoing basis. Corporate Governance/Nominating Committee members and other Board members may recommend potential candidates for inclusion on such list. In addition, the Corporate Governance/Nominating Committee, in its discretion, may seek potential candidates from organizations, such as the National Association of Corporate Directors, that maintain databases of potential candidates. As well, shareholders may put forward potential candidates for the Corporate Governance/Nominating Committee's consideration by submitting candidates to the attention of the Corporate Governance/Nominating Committee at our executive offices in Rockville, Maryland. The Corporate Governance/Nominating Committee screens all potential candidates in the same manner regardless of the source of the recommendation.

•
The Corporate Governance/Nominating Committee reviews the attributes, skill sets and other qualifications for potential candidates (see current attributes, skill sets and other qualifications below) from time to time and may modify them based upon the Corporate Governance/Nominating Committee's assessment of the needs of the Board and the skill sets required to meet those needs.

•
When the Corporate Governance/Nominating Committee is required to recommend a candidate for nomination for election to the Board at an annual or special meeting of shareholders, or otherwise expects a vacancy on the Board to occur, it commences a candidate selection process by reviewing all potential candidates against the current attributes, skill sets and other qualifications to determine whether a candidate is suitable for Board membership. This review may also include an examination of publicly available information and consideration of the New York Stock Exchange independence requirement, the number of boards on which the candidate serves, the possibility of interlocks, other requirements or prohibitions imposed by applicable laws, regulations or WRIT policies and practices, and any actual or potential conflicts of interest.

•
The Corporate Governance/Nominating Committee then determines whether to remove any candidate from consideration as a result of the foregoing review. Thereafter, the Corporate Governance/Nominating Committee determines a proposed interview list from among the remaining candidates and recommends such interview list to the Board prior to direct discussion with any candidate.

•
Following the Board's approval of the interview list, the Chairman of the Corporate Governance/Nominating Committee or, at his or her discretion, other trustees contact and interview the potential candidates on such list. After the completion of candidate interviews, the Corporate Governance/Nominating Committee determines a priority ranking of the potential candidates on the interview list and recommends such priority ranking to the Board.

•
Following the Board's approval of the priority ranking, the Chairman of the Corporate Governance/Nominating Committee or, at his or her discretion, other trustees contact the potential candidates based on their order in the priority ranking. When a potential candidate indicates his or her willingness to accept nomination to the Board, the recommendation process is substantially complete. Subject to a final review of eligibility under WRIT policies and applicable laws and regulations using information supplied directly by the candidate, the Board then nominates the candidate.

The Corporate Governance/Nominating Committee's minimum qualifications and specific qualities and skills required for trustees, as they exist from time to time, are also set forth in our Corporate Governance Guidelines. Our Corporate Governance Guidelines currently provide that each trustee candidate, at a minimum, should possess the following attributes: integrity, business judgment, credibility, collegiality, professional achievement, constructiveness and public awareness. Our Corporate Governance Guidelines also provide that, as a group, the independent trustees should possess the following skill sets and characteristics: financial acumen equivalent to the level of a public company chief financial officer or senior executive of a capital market, investment or financial services firm; operational or strategic acumen germane to the real estate industry or another industry with similar characteristics; public and/or government affairs acumen; corporate governance acumen, gained through service as a senior officer or director of a publicly-owned corporation or comparable academic or other experience; and diversity in terms of both the gender and ethnicity of the individuals involved and their various experiences and areas of expertise.
Policy Regarding Diversity
The Board maintains a policy with regard to consideration of diversity in identifying trustee nominees. In October 2009, the Board revised our Corporate Governance Guidelines to add diversity as one of the five primary skill sets and characteristics that the independent trustees should possess as a group. As a result, consistent with this policy, the Corporate Governance/Nominating Committee specifically considers diversity as a factor in the selection of trustee nominees. As noted above, the Board defines diversity in our Corporate Governance Guidelines in terms of both the gender and ethnicity of the individuals involved and their various experiences and areas of expertise.
The Board and the Corporate Governance/Nominating Committee both assess the policy to be effective insofar as it has been actively incorporated into discussions of the Corporate Governance/Nominating Committee with respect to Board membership occurring since the policy was adopted.
Compensation Committee
The Compensation Committee met four times in 2012. Compensation Committee members are Chairman Civera, Messrs. Byrnes and Russell and Ms. White. All members of the Compensation Committee are “independent,” as that term is defined in the applicable listing standards of the New York Stock Exchange. The Compensation Committee is responsible for making decisions and recommendations to the Board with respect to executive compensation. The Compensation Committee Charter is available on our website, www.writ.com, and upon written request.

Audit Committee
The Audit Committee met six times in 2012. The Audit Committee members are Chairman Nason and Messrs. Byrnes, Russell and Winns. Mr. Golden was a member during 2012 but resigned as a trustee effective March 11, 2013. All members of the Audit Committee are, and were during 2012, “independent” as that term is defined in the applicable listing standards of the New York Stock Exchange. The Board has determined that each member of the Audit Committee other than Mr. Winns qualifies as an audit committee financial expert, as that term is defined in the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee assists the Board in oversight of financial reporting, but the existence of the Audit Committee does not alter the responsibilities of WRIT's management and the independent accountant with respect to the accounting and control functions and financial statement presentation. For a more detailed description of the Audit Committee's duties and responsibilities, please refer to the “Audit Committee Report” below in this Proxy Statement. The Audit Committee Charter is available on our website, www.writ.com, and upon written request.
Board Leadership Structure
The Board has concluded that WRIT should maintain a Board leadership structure in which either the Chairman or a lead trustee is independent under the rules of the New York Stock Exchange. As a result, the Board adopted a Corporate Governance Guideline setting forth this policy on Board leadership. The Corporate Governance Guideline, which was originally adopted by the Board on October 22, 2009, and later updated on February 18, 2010 and May 18, 2010, is set forth below:
The Board annually elects one of its trustees as Chairman of the Board. The current Chairman of the Board is independent under the rules of the NYSE.
In the future, the Chairman of the Board may or may not be an individual who is independent under the rules of the NYSE (and may or may not be the same individual as the Chief Executive Officer). At any time that the Chairman of the Board is not an individual who is independent under the rules of the New York Stock Exchange, the Board will appoint a Lead Independent Trustee elected by the independent trustees. The Lead Independent Trustee has authority to:

•	preside at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent trustees;

•	serve as a liaison between the Chairman of the Board and the independent trustees;

•	approve information sent to the Board;

•	approve meeting agendas for the Board;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	call meetings of the independent trustees; and

•	if requested by major shareholders, consult and directly communicate with such shareholders.
In 2010, the Board elected Mr. McDaniel as Chairman. Mr. McDaniel is an independent trustee under the listing standards of the New York Stock Exchange and previously served as the lead independent trustee under the Corporate Governance Guideline above.
The Board believes the leadership structure described in its Corporate Governance Guideline set forth above is appropriate because it ensures that the Board will have significant independent leadership regardless of whether, in the future, the Chairman is independent under the rules of the New York Stock Exchange.
Board Role in Risk Oversight
The Board has adopted a policy delineating the roles of the Board and its various committees in an ongoing risk oversight program for WRIT. As an initial matter, the Board considers actual risk monitoring and management to be a function appropriately delegated to WRIT management, with the Board and its committees functioning in only an oversight role. In this oversight role, the Board's policy provides that:

•	the Board will coordinate all risk oversight activities of the Board and its committees, including appropriate coordination with WRIT's business strategy

•	the Audit Committee will oversee financial reporting risk, risk relating to information technology systems and risk relating to REIT non-compliance

•	the Compensation Committee will oversee financial risk, financial reporting risk and operational risk, in each case arising from WRIT's compensation plans

•	the Corporate Governance/Nominating Committee will oversee executive succession risk and board function risk

•	the Investment Committee (which is currently comprised of all of WRIT's trustees) will oversee risks related to WRIT's acquisitions, dispositions and developments

•	the Finance Committee (which is currently comprised of Messrs. Byrnes, Civera and Winns) will assist the Board in overseeing financial risk

•	the Board will oversee all other risks applicable to WRIT, including operational, catastrophic and financial risks that may be relevant to WRIT's business
Under its policy, the Board also involves the Audit Committee in its risk oversight functions as required by applicable New York Stock Exchange rules.
Related Party Transactions
WRIT notes the following transactions involving members of the Board of Trustees:

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MedStar Health Systems is a tenant under commercial leases with WRIT entered into in the ordinary course of business. Mr. Civera serves in a board capacity (i.e., as a director and the non-executive Chairman) with MedStar Health but is not an employee, executive officer or shareholder of such organization (MedStar Health is a non-profit corporation).

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Lockheed Martin Corporation is a tenant under commercial leases with WRIT entered into in the ordinary course of business. Mr. Winns serves as an employee of Lockheed Martin but is not an executive officer, board member or 1% shareholder of such company. In addition, payments from Lockheed Martin to WRIT under the leasing arrangements are significantly less than 1% of either WRIT's or Lockheed Martin's 2012 gross revenues.

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Pepco Holdings, Inc. is a regulated utility in the Washington, D.C. area and provides electric supply to WRIT's properties in the ordinary course of business. Mr. Golden serves in a board capacity (i.e., as a director) with Pepco Holdings, Inc., but is not an employee, executive officer or 1% shareholder of such company.

For the specific reasons set forth above, we believe Messrs. Civera and Winns are, and Mr. Golden was during his service, (i) independent under applicable New York Stock Exchange standards and (ii) “independent outsiders” under applicable Institutional Shareholder Services (ISS) guidance.
When a reportable related-party transaction arises, WRIT requires the review and approval of the Audit Committee. The Audit Committee will approve the transaction only if the Audit Committee believed that the transaction is in the best interest of WRIT. The Audit Committee reviewed and approved the foregoing transactions.
Trustee Compensation
General
For 2012, our non-employee trustees (other than our Chairman) received an annual retainer of $35,000 plus $1,500 per committee meeting. Our Chairman received an annual retainer of $110,000, with no additional compensation for committee meetings attended. Our Chairman does not sit on any of our committees, but routinely attends committee meetings in the course of exercising his duties as Chairman. Our Committee Chairs also received additional retainers as follows: Audit Committee, $15,000; Corporate Governance/Nominating Committee, $11,000; Compensation Committee, $11,000; and Finance Committee, $11,000. Audit Committee members were also paid an additional retainer of $3,750.
In addition, on December 7, 2012, each of the non-employee trustees (including our Chairman) received an annual $55,000 common share grant, with the number of common shares determined by the closing price of the common shares on the date of grant. These common shares vested immediately but are restricted in transfer so long as the trustee serves on the Board. As a result of the foregoing, our Board members may only sell their common shares received as compensation for Board service after the conclusion of their service on the Board. We believe this transfer restriction strongly promotes the alignment of our Board members' interests with the interests of our shareholders.
WRIT has approved a non-qualified deferred compensation plan for non-employee trustees which was amended and restated effective January 1, 2011. The plan allows any non-employee trustee to defer a percentage or dollar amount of his or her cash compensation or all of his or her share compensation. Cash compensation deferred will be credited with interest equivalent to the weighted average interest rate on WRIT's fixed rate bonds as of December 31 of each calendar year. The non-employee trustee may alternatively elect to designate that all of his or her retainer or all of his or her share compensation be converted into restricted share units at the market price of common shares as of the end of the applicable quarter. The restricted share units will be credited with an amount equal to the corresponding dividends paid on WRIT's common shares. Upon the expiration of a trustee's term, the compensation plus earnings can be paid in either a lump sum or in installments at the discretion of the trustee. Upon a trustee's death, the trustee's beneficiary will receive a lump sum pay out. The plan is unfunded and payments are to be made from general assets of WRIT.
Trustee Compensation Table
The following table summarizes the compensation paid by WRIT to non-employee trustees for the fiscal year ended December 31, 2012.

(a)	(b)	(c)	(f)	(j)
Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Change in Pension Value and Deferred Compensation Earnings (2) ($)	Total ($)
William G. Byrnes	64,250	55,012	—	119,262
Edward S. Civera	65,500	55,012	—	120,512
Terence C. Golden (3)	67,750	55,012	735	123,497
John P. McDaniel	110,000	55,012	23,453	188,465
Charles T. Nason	59,000	55,012	19,079	133,091
Thomas Edgie Russell, III	53,750	55,012	—	108,762
Wendelin A. White	53,500	55,012	3,379	111,891
Vice Adm. Anthony L. Winns (RET.)	59,750	55,012	—	114,762

(1)
Aggregate options held by each non-employee trustee at December 31, 2012, are as follows: Mr. Byrnes, 0: Mr. Civera, 0; Mr. Golden, 0; Mr. McDaniel, 4,000; Mr. Nason, 2,000; Mr. Russell, 0; Ms. White, 0; and Mr. Winns, 0. Aggregate share awards to each non-employee trustee, including deferred compensation shares, as of December 31, 2012, are as follows: Mr. Byrnes, 7,718; Mr. Civera, 12,335; Mr. Golden, 9,267; Mr. McDaniel, 16,491; Mr. Nason, 15,691; Mr. Russell, 12,335; Ms. White, 11,711; and Mr. Winns, 2,910. All share awards are fully vested. See “Ownership of Common Shares by Trustees and Executive Officers” on page 12.

(2)	Represents above market earnings on deferred compensation pursuant to the deferred compensation plan.

(3)	Mr. Golden resigned as a trustee effective March 11, 2013.
Trustee Background
General
The following table sets forth the names and biographical information concerning each of our continuing trustees and our trustee nominees. Each of our trustee nominees currently serves as a trustee.

NAME	PRINCIPAL OCCUPATION	SERVED AS TRUSTEE SINCE	AGE	TERM EXPIRES
Continuing Trustees
Edward S. Civera	Retired Chairman, Catalyst Health Solutions, Inc.	2006	62	2014
Charles T. Nason	Retired Chairman, President and Chief Executive Officer, The Acacia Group	2000	66	2015
Thomas Edgie Russell, III	Retired President, Partners Realty Trust, Inc.	2006	70	2015
Wendelin A. White	Partner, Pillsbury Winthrop Shaw Pittman LLP	2008	60	2014
Vice Adm. Anthony L. Winns (RET.)	President, Middle East-Africa Region, Corporate International Business Development, Lockheed Martin Corporation	2011	57	2015
Trustees Nominees
William G. Byrnes	Chairman, CapitalSource Inc.	2010	62	2016
John P. McDaniel	Chairman, WRIT; Retired Chief Executive Officer, MedStar Health	1998	70	2016
George F. McKenzie	President and Chief Executive Officer, WRIT	2007	57	2016 (1)
(1) See "Expected Retirement of Mr. McKenzie and Resignation from Board" below.
Continuing Trustees

Mr. Edward S. Civera served as the Chairman of the Board of Catalyst Health Solutions, Inc., a publicly traded pharmacy benefit management company (formerly known as HealthExtras, Inc.), from 2005 until his retirement in December 2011. He serves as Chairman of the MedStar Health System, a multi-institutional healthcare organization. From 1997 to 2001, Mr. Civera was the Chief Operating Officer and Co-Chief Executive Officer of United Payors & United Providers, Inc. (UP&UP), a publicly-traded healthcare company that was sold in 2000. Prior to that, Mr. Civera spent 25 years with Coopers & Lybrand (now PricewaterhouseCoopers LLP), most recently as Managing Partner, focused on financial advisory and auditing services. Mr. Civera is a Certified Public Accountant. During the past five years, Mr. Civera has also served as a director of The Mills Corporation and MCG Capital Corporation. Mr. Civera brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his ten years as a public company chief executive or chairman at UP&UP and Catalyst Health Solutions

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REIT industry experience from his involvement as an independent director of The Mills Corporation from 2005 to 2006 leading its reorganization and sale as Chairman of the Special Committee and Executive Committee

•	Medical office real estate industry experience from his involvement in real estate matters as Chairman of MedStar Health

•	Financial and accounting acumen from his 25 years in public accounting and his service as a public company chief executive

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C./Baltimore corridor for 25 years
Mr. Charles T. Nason is retired Chairman and Chief Executive Officer of The Acacia Group of Washington, D.C., including Acacia Life, Acacia Federal Savings Bank and the Calvert Group LTD. He served Acacia from 1977 to 2005, including as Chief Executive Officer from 1988 to 2003. Mr. Nason is a past Chairman and director of The Greater Washington Board of Trade and the Federal City Council. He served as a director of MedStar Health from 2001 to 2010 and was a member of the Economic Club of Washington. He is also a member of the Board of Trustees of Washington and Jefferson College, and served as its Chairman from 2007 to 2010. In addition, he is a past director of The American Council of Life Insurers and past Chairman of the Insurance Marketplace Standards Association. Mr. Nason brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his 15 years as a chief executive of The Acacia Group

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Real estate investment and lending experience from his roles in supervising as chief executive The Acacia Group's real estate purchase and sale decisions and in supervising as Chairman Acacia Federal Savings Bank's real estate construction and acquisition lending

•	Financial and accounting acumen from his 15 years of service as a chief executive of an insurance holding company

•	Involvement in the D.C. business community, including past service as Chairman of the Greater Washington Board of Trade

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 25 years
Mr. Thomas Edgie Russell, III served as President of Partners Realty Trust, Inc., a private real estate company which was previously engaged in the ownership of apartments, offices, and shopping centers, from 1990 until his retirement from active involvement in 2005. Mr. Russell currently serves as a director of Good Samaritan Hospital, a healthcare facility operated by MedStar Health; the Keswick Multi-Care Center, a not-for-profit organization providing skilled nursing care, rehabilitation and adult day services; and The Robert Packard Center for ALS Research at Johns Hopkins, a not-for-profit organization. From 1988 to 1990, Mr. Russell was a director of Florida Rock Industries, a publicly traded construction materials company, prior to its being acquired by Vulcan Properties Company in 2007, and the Chief Operating Officer of its wholly-owned subsidiary, The Arundel Corporation. He held various executive positions with The Arundel Corporation for approximately 15 years prior to its being acquired by Florida Rock, including serving as Chief Financial Officer from 1981 to 1988. Mr. Russell brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his 15 years as a chief executive of Partners Realty Trust

•	Office, retail and residential real estate industry experience from his involvement as a chief executive of Partners Realty Trust

•
Industrial real estate development experience from his involvement as Chief Financial Officer of The Arundel Corporation, which developed industrial properties in the Washington, D.C./Baltimore corridor

•	Financial and accounting acumen from his 15 years of service as a chief executive and seven years of service as a chief financial officer

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C./Baltimore corridor for 64 years (Mr. Russell is a Baltimore native)
Ms. Wendelin A. White is a partner at Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), where she has practiced law since 1981. Ms. White is a former member of Pillsbury's Managing Board and is currently the head of the firm's D.C. real estate group. In 2007, 2008, 2009, 2010, 2011 and 2012, Ms. White was ranked by Chambers USA as a leading real estate attorney in the District of Columbia. She was named by the Washington Business Journal in 2005 as the top real estate transactional attorney in the region. She is also included in The Best Lawyers in America, Legal 500, PLC, and the Top 50 Women Washington, D.C. Super Lawyers. Ms. White concentrates her practice on development, acquisitions, dispositions and financings of commercial properties. Ms. White is the General Counsel of the Economic Club of Washington; a member and past President of CREW (Commercial Real Estate Women) of Washington, D.C.; and sits on CREW's Advisory Board. She also sits on the boards of Georgetown University Hospital and Chevy Chase Trust Company. As well, she is a member of the District of Columbia Building Industry Association (DCBIA). Ms. White brings the following experience, qualifications, attributes and skills to the Board:

•
Real estate transactional experience from her involvement in numerous purchase and sale, financing, joint venture, leasing, workout and other real estate transactions in her 31 years as a real estate attorney with Pillsbury and its predecessors

•	REIT industry experience from her past and current representation of other REITs in her law practice at Pillsbury and its predecessors

•	General legal experience from her 31 years as an attorney with Pillsbury and its predecessors

•	Involvement in the D.C. business community, including current service as General Counsel of the Economic Club of Washington and past service as President of CREW

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 32 years
Vice Adm. Anthony L. Winns (RET.) is President, Middle East-Africa Region, Corporate International Business Development, at Lockheed Martin Corporation, a position he has held since January 2013. Between October 2011 and January 2013, Mr. Winns was Vice President, International Maritime Programs, at Lockheed. Between July 2011 and October 2011, Mr. Winns was a defense industry consultant. Mr. Winns retired in June 2011 after 32 years of service in the United States Navy. He served as Naval Inspector General from 2007 to his retirement. From 2005 to 2007, Mr. Winns served as Director/Vice Director for Operations of the Joint Chiefs of Staff. Between 2003 and 2005, he was Deputy Director, Air Warfare Division for the Chief of Naval Operations. Prior to 2003, Mr. Winns served in other staff and leadership positions in Washington, D.C., including at the Bureau of Naval Personnel. He also served as commanding officer of several major commands, including the Pacific Patrol/Reconnaissance task force, the USS Essex, an amphibious assault carrier, and a naval aircraft squadron. Mr. Winns brings the following experience, qualifications, attributes and skills to the Board:

•
General enterprise management and strategic planning experience from his 10 years of service as a commanding officer of various military units (including a naval vessel) and 11 years of service in senior staff positions in the Pentagon

•
Government contracting experience from his three years of service managing U.S. Navy procurement programs as Deputy Director, Air Warfare Division for the Chief of Naval Operations (WRIT is a federal contractor and many of WRIT's largest tenants and potential future tenants are federal contractors)

•
Washington, D.C. area defense industry experience from his 15 years of service in staff positions in the Pentagon and current service as President, Middle East-Africa Region, Corporate International Business Development, for Lockheed

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 18 years
Trustee Nominees
Mr. William G. Byrnes has been a private investor since 2001. He is currently Chairman of the Board of Directors of CapitalSource Inc., a commercial lender operating principally through its subsidiary CapitalSource Bank. He founded, and was Managing Member of, Wolverine Partners, LLC, that operated MUTUALdecision, a mutual fund research business, from September 2006 to October 2012. Mr. Byrnes was co-founder of Pulpfree d/b/a BuzzMetrics, a consumer-generated media research and marketing firm, and served as its Chairman from June 1999 until its sale in September 2005. He was on the Board of Directors of LoopNet, Inc., an information services provider to the commercial real estate industry, from September 2006 until its sale in April 2012. Mr. Byrnes spent 17 years with Alex Brown & Sons, most recently as a Managing Director and head of the investment banking financial institutions group. He has been a full-time and adjunct professor and member of the Board of Regents at Georgetown University. Mr. Byrnes brings the following experience, qualifications, attributes and skills to the Board:

•	Real estate investment banking and capital markets experience from his 17 years as an investment banker with Alex. Brown & Sons

•	REIT industry experience from his involvement over the last twelve years as an independent director of three publicly-traded REITs and an institutional fund focused on investing in REITs

•	Retail and residential real estate industry experience from his involvement as an independent director of Sizeler Property Investors from 2002 to 2006

•	Financial and accounting acumen from his 17 years in investment banking and his service as a public company director

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C./Baltimore corridor for 38 years
Mr.  John P. McDaniel served as Chief Executive Officer of MedStar Health, a multi-institutional healthcare organization, from 1982 until his retirement in January 2008. Since August 2008, he has served as Chairman of the Hickory Ridge Group, a private healthcare consulting and facilities development organization, providing strategic advice, tactical support and access to capital to senior management in the healthcare and technology spaces to improve operations, grow enterprise value or prepare for an exit event. He is also Chairman of Hickory Ridge Capital LLC, a venture capital fund focused on early growth stage healthcare services companies, investing in technology-enabled businesses that have established a strong foundation in emerging healthcare markets. Mr. McDaniel also serves on the boards of Medifast, Inc., Wittenberg University and the Mary and Daniel Loughran Foundation. Mr. McDaniel is past Chairman and current board member of the Greater Washington Board of Trade, a member and past Chairman of the Maryland State Racing Commission and a member of the Greater Baltimore Committee. Mr. McDaniel is a fellow of the American College of Healthcare Executives, a member of the Economic Club of Washington, a member of the National Association of Corporate Directors, and a trustee of the National Capitol Area Foundation. In the past, Mr. McDaniel has also served as a director of Georgetown University, the Federal City Council, the Greater Baltimore Committee and 1st Mariner Bancorp. Mr. McDaniel brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his 26 years as a chief executive of MedStar Health

•	Medical office real estate industry experience from his involvement in real estate matters as chief executive of MedStar Health

•	Financial and accounting acumen from his 26 years as chief executive of a multi-institutional healthcare organization

•	Involvement in the D.C. business community, including past service as Chairman of the Greater Washington Board of Trade

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C./Baltimore corridor for 43 years

Mr. George F. “Skip” McKenzie was elected to the Board and appointed President and Chief Executive Officer of WRIT in June 2007. Since joining WRIT in September 1996, Mr. McKenzie has served in executive roles, including Executive Vice President, Real Estate and Chief Operating Officer. From 1985 to 1996, Mr. McKenzie served with the Prudential Realty Group, a subsidiary of Prudential Insurance Company of America, most recently as Vice President, Investment & Sales. Prior assignments included real estate finance originations and asset management in the mid-Atlantic region. Mr. McKenzie currently is a member of the Board of Trustees of Chesapeake Lodging Trust, a public REIT investing in lodging real estate. As well, Mr. McKenzie serves on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). Mr. McKenzie is also a member of the Economic Club of Washington, the Urban Land Institute and the International Council of Shopping Centers (ICSC). Mr. McKenzie brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his service as chief executive of WRIT

•
Office, medical office, industrial, retail and residential real estate industry operating, investment and development experience from his involvement as an executive at WRIT and as Vice President at Prudential Realty Group

•	Financial and accounting acumen from his 15 years as an executive at WRIT

•	Extensive familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 26 years
Expected Retirement of Mr. McKenzie and Resignation from Board
On January 28, 2013, Mr. McKenzie communicated to the Board his decision to retire from WRIT at the end of 2013. The Board has commenced a search for a successor chief executive, with the goal of announcing a selection in the coming months.

In connection with his intention to retire, Mr. McKenzie and WRIT have reached an agreement with respect to the terms of his retirement. The agreement contemplates that Mr. McKenzie will continue to serve as President and Chief Executive Officer of WRIT through December 31, 2013 or such shorter period as may be determined by the Board. If the Board determines a shorter period, Mr. McKenzie will remain an employee of WRIT through the remainder of 2013 and will assist WRIT in execution of strategic acquisition and disposition activities, transitioning the role of the chief executive to a new person designated by the Board and performing such other duties as shall be reasonably requested by the Board. Mr. McKenzie will continue at his current salary and with existing benefits through December 31, 2013, except as specifically noted below.

WRIT expects to execute significant acquisition and disposition activity during 2013 and desires to ensure the involvement of Mr. McKenzie in such activities. As well, WRIT desires to have the full cooperation of Mr. McKenzie in connection with the expected transition to a new chief executive. In recognition of these matters and in consideration for the activities of Mr. McKenzie under these arrangements, WRIT's previously disclosed STIP and LTIP (as such terms are defined below) will be modified in the manner described below with respect to Mr. McKenzie only:

STIP: The STIP currently provides for (a) a 60% weighting to three financial performance measures (core funds from operations per share, core funds available for distribution per share and same store net operating income), (b) a 20% weighting to acquisition and disposition activity and (c) a 20% weighting to individual performance measures. With respect to Mr. McKenzie only, the STIP will be revised for the year 2013 as follows:

•
In lieu of the weightings above, the following weightings will apply (a) a 40% weighting to three financial performance measures (core funds from operations per share, core funds available for distribution per share and same store net operating income, evaluated in the same manner as the STIP) and the completion of a smooth transition to a new chief executive, (b) a 30% weighting to execution of the proposed sale of WRIT's medical office division and related reinvestment activities and (c) a 30% weighting to successful pricing of the proposed medical office division sale. Notwithstanding the foregoing, if the Board determines to abandon the proposed medical office division sale, then the Board will make one of the following two determinations: (x) a determination that such abandonment was because management's execution of the transaction was not satisfactory to the Board, in which case the weightings described in the previous sentence will remain in place, or (y) a determination that such abandonment was due to other circumstances (such as market conditions or a change in strategic direction by the Board), in which case Mr. McKenzie will have a 100% weighting to clause (a) of the preceding sentence and clauses (b) and (c) will not be applicable.

•
The quantitative scoring of Mr. McKenzie's performance will continue to be on a 1 (threshold), 2 (target) and 3 (high) scoring system as set forth in the STIP but will be based on the weightings described above. The aggregate threshold, target and high award opportunities under the “performance-based” portion of the STIP (inclusive of both cash and equity portions) will be revised as follows: (a) threshold rating (i.e., 1.0 score) at 150% of base salary (increased from the STIP level of 101%), (b) target rating (i.e., 2.0) at 260% (increased from the STIP level of 211%), and (c) high rating (i.e., 3.0) at 375% (no increase from the STIP level). The proportions of cash and equity for the “performance based” portion will remain as set forth in the STIP. The STIP award of Mr. McKenzie will not be prorated for any reason as Mr. McKenzie is to remain an employee of WRIT for the balance of 2013. The restricted share portion of the STIP award will be delivered in fully-vested, unrestricted common shares.

LTIP: The LTIP currently provides for a three-year award to be issued with respect to the 2011-2013 performance period at the conclusion of 2013. With respect to Mr. McKenzie only, the LTIP will be revised for the year 2013 as follows:

•	The LTIP award will not be prorated for any reason as Mr. McKenzie is to remain an employee of WRIT for the balance of 2013 (thereby completing the three-year performance period).

•	The restricted share portion of the LTIP award will be delivered in fully vested, unrestricted common shares.

At December 31 2013, all of Mr. McKenzie's unvested restricted shares and restricted share units under the STIP, WRIT's previous long term incentive plans and WRIT's deferred compensation plan for officers (including, in particular, Mr. McKenzie's account of restricted share units representing the 25% match to Mr. McKenzie's previous bonus deferrals) will vest, and Mr. McKenzie's account under WRIT's supplemental executive retirement plan will vest. All vesting and delivery of WRIT shares will be subject to completion of any necessary time periods required for compliance with Section 409A of the Internal Revenue Code.

Mr. McKenzie will execute a covenant in favor of WRIT providing that he will not compete with WRIT for a period of two years (with “competition” being defined as employment for, board service with or consulting for a public real estate investment trust with more than ten properties in the Washington, DC metropolitan area (with his board service to Chesapeake Lodging Trust being permitted in all events)) and will provide consulting services to WRIT for a two-year period commencing on January 1, 2014 and ending on December 31, 2015. In consideration of the foregoing, WRIT will pay Mr. McKenzie a monthly fee of $20,000 during years 2014 and 2015 and the costs of his COBRA coverage for each of years 2014 and 2015 based on his current health coverage from WRIT.

WRIT and Mr. McKenzie have acknowledged that each party will provide a full release of claims to the other (other than claims arising from the breach of the foregoing arrangements).

Resignation of Mr. Golden

The Board would like to thank Mr. Golden for his many contributions to the Board during his years of Board service with WRIT. Mr. Golden served on the Board beginning in May 2008 and resigned effective March 11, 2013.
Management Background
The following table contains information regarding our officers (other than our President and Chief Executive Officer, Mr. McKenzie, who is listed above).

NAME OF EXECUTIVE OFFICER	AGE	POSITION
William T. Camp	50	Executive Vice President and Chief Financial Officer
Laura M. Franklin	52	Executive Vice President Accounting, Administration and Corporate Secretary
Thomas C. Morey	41	Senior Vice President and General Counsel
Thomas L. Regnell	56	Senior Vice President and Managing Director, Office Division
James B. Cederdahl	54	Senior Vice President, Property Operations

NAME OF OFFICER	AGE	POSITION
Paul S. Weinschenk	47	Managing Director and Vice President, Retail Division
Mr. William T. “Bill” Camp joined WRIT in November 2008 as Executive Vice President and Chief Financial Officer - Elect and was elected to Executive Vice President and Chief Financial Officer on March 3, 2009. Prior to joining WRIT, he was Vice President, Assistant Director of Equities at Wachovia Securities, LLC where he was one of the lead portfolio managers overseeing the investment of approximately $7 billion. Prior to the merger between Wachovia Securities, LLC and A.G. Edwards & Sons, Inc. in October 2007, Mr. Camp served as Assistant Director of Equity and Fixed Income Research at A.G. Edwards from 2004. Previously, Mr. Camp served five years as Vice President, REIT Research Group Leader and seven years as a Senior Public Finance Investment Banker, also with A.G. Edwards. In addition to Mr. Camp's responsibilities as Chief Financial Officer, Mr. Camp is responsible for executive oversight of our Office Division and Medical Office Division.
Ms. Laura M. Franklin joined WRIT in August 1993 as Assistant Vice President, Finance. In 1995, she was named Vice President, Chief Accounting Officer and Corporate Secretary of WRIT. Ms. Franklin was named Senior Vice President, Accounting, Administration and Corporate Secretary in May 2002 and was promoted to Executive Vice President in June 2007. Prior to joining WRIT, she was employed by CohnReznick (formerly The Reznick Group), specializing in audit and tax services for real estate clients. Ms. Franklin formerly served on the NAREIT Best Financial Practices Council and was a director of KEEN USA and KEEN Greater DC, a non-profit organization that provides recreational opportunities for children and young adults with mental and physical disabilities. Ms. Franklin is a Certified Public Accountant.
Mr. Thomas C. Morey joined WRIT in October 2008 as Senior Vice President and General Counsel. Prior to joining WRIT, he served in a business role as Chief Operating Officer of Medical Funding Services, Inc., a provider of financial and administrative services to healthcare companies, from February 2006 to September 2008. Previously, Mr. Morey was a corporate partner with Hogan & Hartson LLP, a multi-national law firm (now known as Hogan Lovells), where he focused on capital market transactions, mergers and acquisitions, strategic investments and general business matters for national and regional office, retail, residential, lodging and other REITs. From 1997 to 1998, Mr. Morey was a corporate attorney with Jones Day in Dallas, Texas. Mr. Morey is a member of the Board of Directors of the Maryland Chamber of Commerce and also serves on the Executive and Finance Committees of the Maryland Chamber of Commerce. In addition to Mr. Morey's responsibilities as General Counsel, Mr. Morey is also responsible for executive oversight of our Residential Division, Retail Division and Development group.
Mr. Thomas L. Regnell joined WRIT in January 1995 as Vice President, Acquisitions. Mr. Regnell was named Managing Director, Acquisitions in 2001 and was promoted to Senior Vice President, Acquisitions in October 2007. In November 2012, Mr. Regnell assumed responsibilities as head of our Office Division and currently serves as Senior Vice President and Managing Director, Office Division. From 1992 through 1994, Mr. Regnell served as an Investment (Acquisitions) Officer with Federal Realty

Investment Trust. Previously, Mr. Regnell was a Vice President with Spaulding & Slye Company, a real estate development, brokerage and management company.
Mr. James B. Cederdahl was promoted to Senior Vice President, Property Operations in May 2012. Previously, he had served as Managing Director, Property Management since January 2006. He joined WRIT as Senior Property Manager in August 1994 and was promoted to Director in 1999. Between 1984 and 1994, he performed management and leasing operations for a portfolio consisting of both retail and office buildings at Gates, Hudson, & Associates.
Paul S. Weinschenk, LEED AP, joined WRIT in February 2013 as Managing Director and Vice President, Retail Division. Prior to joining WRIT, he was Vice President, Retail at The Peterson Companies, a leading Washington, D.C.-based retail development company, for 16 years. Prior to that, Mr. Weinschenk worked for three years at Apple South, Inc. acquiring real estate for the company in a five-state area. He also worked for the Chase Manhattan Bank, N.A. in its Owned Real Estate Department. Mr. Weinschenk's professional career began as an architect working for Dewberry. Mr. Weinschenk is an active member of the International Council of Shopping Centers (ICSC), currently serving as State Director for Maryland, Northern Virginia and the District of Columbia.
There are no family relationships between any trustee and/or executive officer. There are no reportable related-party transactions between any members of management and WRIT.
Ownership of Common Shares by Trustees and Executive Officers
The following table sets forth certain information concerning all common shares beneficially owned as of March 15, 2013 by each trustee, by each of the NEO's (as defined in “Executive Compensation” below) and by all trustees and executive officers as a group. Unless otherwise indicated, the voting and investment powers for the common shares listed are held solely by the named holder and/or the holder's spouse.

NAME	SHARES OWNED (1)(2)	PERCENTAGE OF TOTAL
William G. Byrnes	8,136	0.01%
William T. Camp	53,390	0.08%
James B. Cederdahl	21,347	0.03%
Edward S. Civera	22,591	0.03%
Laura M. Franklin	79,243	0.12%
John P. McDaniel	29,446	0.04%
George F. McKenzie	120,340	0.18%
Charles T. Nason	36,927	0.06%
Thomas L. Regnell	66,006	0.10%
Thomas Edgie Russell, III	15,092	0.02%
Wendelin A. White	12,615	0.02%
Vice Adm. Anthony L. Winns (RET.)	2,994	0.00%
All Trustees and Executive Officers as a group (12 persons)	468,127	0.70%

(1)
Includes common shares subject to options exercisable within 60 days, as follows: Mr. Cederdahl, 3,384; Mr. McDaniel, 4,000; Mr. Nason, 2,000; and all trustees and executive officers as a group, 9,384.

(2)
Includes common shares issuable, pursuant to vested restricted share units, upon the person's volitional departure from WRIT, as follows: Mr. Byrnes, 6,832; Mr. Camp, 14,630; Mr. Cederdahl, 4,202; Ms. Franklin, 14,579; Mr. McKenzie, 26,190; Mr. Nason, 4,275; Mr. Regnell, 7,149; Mr. Russell, 4,275; Ms. White, 6,832; Mr. Winns, 2,994; and all trustees and executive officers as a group, 91,958.

Ownership of Common Shares by Certain Beneficial Owners
WRIT, based upon Schedules 13G filed with the SEC, believes that the following persons currently beneficially own more than five percent of the outstanding common shares.

NAME	SHARES OWNED	PERCENTAGE OF TOTAL
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	8,143,549 (1)	12.2%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,925,414 (2)	7.4%
Vanguard Specialized Funds - Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355	4,390,235 (3)	6.6%
Deutsche Bank AG Taunusanlage 12 60325 Frankfurt am Main Federal Republic of Germany	3,609,481 (4)	5.4%

(1)
Based upon Schedule 13G/A filed February 11, 2013. These securities are owned by various individual and institutional investors for which The Vanguard Group, Inc. serves as investment adviser with power to direct investments and/or power to vote the securities.

(2)	Based upon Schedule 13G/A filed February 8, 2013.

(3)	Based upon Schedule 13G/A filed February 14, 2013.

(4)	Based upon Schedule 13G filed February 15, 2013.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

CD&A Executive Summary

The objectives of our executive compensation program are -

•	to allow WRIT to attract and retain talented executives
•	to provide incentives to achieve various financial performance objectives and strategic initiatives, and
•	to link compensation to shareholder results by rewarding competitive and superior performance.

The Compensation Committee designed our compensation program to reward the achievement of specific annual and long-term goals by providing the majority of compensation in the form of variable pay based on financial performance. The Compensation Committee believes this design motivates performance consistent with WRIT's short- and long-term business objectives.

The Compensation Committee established the following compensation matters at the beginning of 2012 -

•
implementation of modest salary increase of 2.9% for all officers other than the Chief Executive Officer, and an 8.7% increase for the Chief Executive Officer to adjust base salary compensation for a significant pay disparity between WRIT's chief executive and the chief executive of companies in WRIT's 20-company peer group

•
establishment of challenging STIP guideline target performance levels for actual core FFO per share, core FAD per share and same-store NOI growth of $1.95, $1.63 and 1.5%, which levels were particularly challenging in the context of the ongoing slowdown in the commercial real estate industry

At the end of 2012, the Compensation Committee recognized results and took actions set forth below -

•	recognition of actual core FFO per share, core FAD per share and same-store NOI growth performance levels of $1.89, $1.50 and -0.3%, respectively
¡ in particular, recognition that the actual core FAD per share performance level was below the guideline threshold performance level
•	recognition of the 31% cut in WRIT's dividend level made during 2012 and its impact on WRIT shareholders
•
in recognition of such financial performance, and in recognition of the 31% cut in WRIT dividend that occurred during 2012, the combined score for the financial goals (60% weighting) portion of the STIP was determined by the Compensation Committee at a level of 1.0 (on a scale of 1 to 3, with 3 being the highest level of achievement)

Á
the 1.0 score for the aggregate financial goals was at the lowest possible level which still permitted a payout, and was determined with no consideration or adjustments to account for what is widely considered to be an extensively challenged commercial real estate environment in Washington, D.C. for WRIT due to federal budget uncertainty

•
determinations of final STIP payouts for each executive officer which ranged from 30% to 34% less than the prior year STIP payout for such officer (except for Mr. Cederdahl who was promoted to Senior Vice President from Managing Director during 2012 and, as a result, received a 4% larger STIP payment than the prior year)

•	determination not to provide any salary increases to executive officers for 2013

Lastly, the Board adopted the following policies in March 2013:
•	a "clawback" policy (see "Additional Executive Compensation Matters - Clawback Policy" below)
•	a hedging prohibition policy (see "Additional Executive Compensation Matters - Hedging Prohibition Policy" below")

Compensation Objectives and Peer Group Analysis
WRIT's executive compensation program primarily consists of base salary, the short-term incentive plan (the "STIP") and the long-term incentive plan (the "LTIP"). The STIP consists of annual cash and restricted share awards. The LTIP consists of awards of unrestricted shares and restricted shares. The objectives of our executive compensation program are -

•	to allow WRIT to attract and retain talented executives

•	to provide incentives to achieve various financial performance objectives and strategic initiatives, and

•	to link compensation to shareholder results by rewarding competitive and superior performance.
The Compensation Committee designed our compensation program to reward the achievement of specific annual and long-term goals by providing the majority of compensation in the form of variable pay that is based on financial performance. The Compensation Committee believes this design motivates performance consistent with WRIT's short- and long-term business objectives.
In developing our executive compensation program, the Compensation Committee established the following compensation guidelines:

•	executive base salaries should generally approximate the median, but there should also be flexibility to address particular individual circumstances that might require a different result, and

•
total direct compensation should approximate the 75th percentile of the peer group in circumstances where management has achieved “top level performance” in operational performance and strategic initiatives.

The Compensation Committee uses the 20-company peer group set forth below for comparative purposes in determining future executive compensation. Due to WRIT's unique property-type diversification and geographic focus, it is difficult to build a peer group that matches WRIT's exact business model. The Compensation Committee's comparison was based on survey data compiled by FPL Associates, in its capacity as an independent consultant serving the Compensation Committee. FPL Associates compared the compensation of WRIT's named executive officers listed on page 27 (NEOs) to the compensation of similarly situated executives employed by companies in the NAREIT compensation survey and the 20-company peer group. The companies in the selected group vary in size, both smaller and larger than WRIT, but were recommended by FPL Associates as appropriate comparable companies based on their approximate size and the complexity of their real estate businesses. The 20-company peer group set forth below is also utilized for the relative total shareholder return component of the LTIP.

Brandywine Realty Trust	Eastgroup Properties, Inc.	Home Properties Inc.	PS Business Parks, Inc.

Corporate Office Properties Trust	Equity One Inc.	Lexington Realty Trust	Realty Income Corporation

Cousins Properties Incorporated	Federal Realty Investment Trust	Liberty Property Trust	Regency Centers Corporation

DCT Industrial Trust Inc.	First Potomac Realty Trust	National Retail Properties, Inc.	Saul Centers, Inc.

Duke Realty Corporation	Highwoods Properties Inc.	Post Properties, Inc.	Weingarten Realty Investors
FPL Associates' data compared the compensation of WRIT officers based on base salary and total direct compensation, which included base salary, annual incentive compensation and an annualized present value of long-term incentive compensation. The Compensation Committee considers the amount and mix of base and variable compensation by referencing, for each executive level and position, the prevalence of each element and the level of compensation that are provided in the market based on the FPL Associates comparison analysis.
The Compensation Committee takes into account current financial performance in its evaluation of executive compensation. In particular, the Compensation Committee takes into account current financial performance in determining the payouts of short-term and long-term incentives.
Base Salary
The Compensation Committee reviews and approves salary recommendations annually. For 2012, the Compensation Committee determined base salaries based on the considerations described above. In particular, the Compensation Committee, acting in consultation with FPL Associates, elected to increase 2012 base salaries of the Chief Executive Officer, the two Executive Vice Presidents and the three Senior Vice Presidents. As a result, the 2012 base salaries determined by the Compensation Committee were $500,000 (up 8.7% from the 2011 level of $460,000) for the Chief

Executive Officer, $350,000 (up 2.9% from $340,000) for each of the two Executive Vice Presidents and $288,000 (up 2.9% from $280,000) for each of the three Senior Vice Presidents. These salary increases were intended to ensure that executive salaries generally approximate the median of the peer group.
In determining the salary level of the Chief Executive Officer, the Compensation Committee noted that the level of chief executive compensation at WRIT had been significantly below the median for chief executive compensation at the other companies in the 20-company peer group. As a result of such disparity, the Compensation Committee increased chief executive base salary by a greater percentage than the other executives in 2011 and 2012, with the Compensation Committee's ultimate intention being to provide a base salary level of $500,000 in 2012. This new level brought Mr. McKenzie closer to the median of the 20-company peer group (although, even at such new salary level, Mr. McKenzie still remains below the median of the 20-company peer group).

Based on the fair value of equity awards granted to the NEOs in 2012 and the base salary of the NEOs, salary accounted for approximately 45% of the total compensation of the NEOs while incentive and other compensation accounted for approximately 55% of the total compensation.

Short-Term Incentive Plan (STIP)
Plan Summary
Under the STIP, executives are provided the opportunity to earn awards, payable 50% in cash and 50% in restricted shares, based on achieving various performance objectives within a one-year performance period (except for a portion of such restricted share awards equivalent to 15% of an executive's base salary which are exclusively service-based). Each executive's total award opportunity under the STIP, stated as a percentage of base salary, for the achievement of threshold, target and high performance requirements is set forth in the table below:

		Cash Component (50%)			Restricted Share Component (50%)
		Threshold	Target	High	Threshold	Target	High
President and Chief Executive Officer (1)	Performance-based	58%	113%	195%	43%	98%	180%
	Service-based	—%	—%	—%	15%	15%	15%
Executive Vice President	Performance-based	48%	93%	160%	33%	78%	145%
	Service-based	—%	—%	—%	15%	15%	15%
Senior Vice President	Performance-based	35%	65%	115%	20%	50%	100%
	Service-based	—%	—%	—%	15%	15%	15%
(1) With respect to Mr. McKenzie only for the year 2013, please refer to “Expected Retirement of Mr. McKenzie and Resignation from the Board.”
STIP performance is evaluated on the following performance goals and weightings:
Financial Goals (60%)
•Core funds from operations (FFO) per share
•Core funds available for distribution (FAD) per share
•Same-store net operating income (NOI) growth
Our performance under these metrics is judged by the Compensation Committee in the aggregate and their aggregate weighting equals 60%. The specific guideline target, threshold and high levels underlying the aggregate financial performance goals are set by the Compensation Committee within the first 90 days of the one-year performance period (taking into account input from the Board and the Chief Executive Officer). At the completion of the one-year performance period, fulfillment of our financial performance goals is evaluated in the aggregate by the Compensation Committee in its discretion (taking into account input from the Board and a written presentation on satisfaction of such financial performance goals to be provided by the Chief Executive Officer). At the conclusion of the performance period, the Compensation Committee evaluates aggregate financial goal performance on a scale of 1 (threshold), 2 (target) or 3 (high). The Compensation Committee's evaluation includes an assessment of our absolute performance, our performance relative to other companies in our industry, the challenges faced by us and/or the positive external circumstances that may have beneficially impacted our performance. If achievement of the aggregate financial goal performance falls below threshold level (i.e., rated by the Compensation Committee below a level of 1), the portion of the award that is dependent on aggregate financial goal performance will not be paid.
Core FFO per share is calculated by adjusting FFO per share for (1) gains or losses on extinguishment of debt, (2) costs related to the acquisition of properties, (3) severance expense related to corporate reorganization, and (4) property impairments, as appropriate. Core FAD per share is calculated by adjusting FAD per share for (1) cash gains or losses on extinguishment of debt, (2) costs related to the acquisition of properties, (3) severance expense related to corporate reorganization, and (4) property impairments, as appropriate. Core FFO per share and core FAD per share under the STIP are interpreted to exclude the impact of the two-class method as defined in generally accepted accounting principles when computing earnings per share. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain on sale, if any), plus interest expense, depreciation and amortization and general and administrative expenses. For purposes of evaluating comparative operating performance, we categorize our properties as “same-store” or “non-same-store”. A same-store property is one that was owned for the entirety of the periods being evaluated. A non-same-store property is one that was acquired or placed into service during either of the periods being evaluated.
FFO per share has wide acceptance as a reported measure of REIT operating performance. FFO per share is equal to a REIT's net income, excluding gains or losses from sales of property, plus real estate depreciation. FAD per share is calculated by subtracting from FFO per share (1) recurring expenditures, tenant improvements and leasing costs that are capitalized and amortized and are necessary to maintain our properties and revenue stream, and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) non-cash fair value interest expense, and (5) amortization and expensing of restricted share and unit compensation and adding or subtracting (6) non-cash gain/loss on extinguishment of debt, as appropriate, and (7) the amortization of lease intangibles, as appropriate.
Acquisition/Disposition (20%) and Individual Goals (20%)

•	Strategic acquisition/disposition activity

•	Individual objectives
At the completion of the one-year performance period, fulfillment of the foregoing goals is evaluated (1) with respect to strategic acquisition/disposition activity, by the Compensation Committee in its discretion, taking into account input from the Board and a written presentation on strategic acquisition/disposition activity to be provided by the Chief Executive Officer (this goal carries a 20% weighting), and (2) with respect to individual objectives, by the Compensation Committee in its discretion with respect to the Chief Executive Officer and by the Chief Executive Officer in his discretion with respect to all other executives (this goal also carries a 20% weighting). At the conclusion of the one-year performance period, the Compensation Committee or Chief Executive Officer, as applicable, evaluates performance on a scale of 1 (threshold), 2 (target) or 3 (high). If achievement of an acquisition/disposition or individual goal falls below threshold level, the portion of the award that is dependent on the acquisition/disposition or individual goal will not be paid.
The financial, acquisition/disposition and individual performance goals are re-evaluated on an annual basis as to their appropriateness for use in subsequent annual programs under the STIP based on any potential future changes in WRIT business goals and strategy. Any modification is approved by the Compensation Committee and Board.
With respect to the 50% of the STIP award payable in restricted shares, the restricted shares (i) vest over a three-year period commencing on the January 1 following the end of the one-year performance period (or, in the case of the service-based restricted shares component, on January 1 of the one-year performance period), (ii) consist of a number of shares determined by dividing the dollar amount payable in restricted shares by the closing price per share on such January 1 (or, in the case of the service-based restricted shares component, on January 1 of the one-year performance period) and (iii) are issued within 2 1/2 months of the end of the one-year performance period (or, in the case of the service-based restricted shares component, as of January 1 of the one-year performance period). The restricted shares are awarded out of and in accordance with WRIT's 2007 Omnibus Long Term Incentive Plan. WRIT pays dividends currently on the restricted shares described in this paragraph. Because performance-based restricted shares under the STIP are only issued after the one-year performance period has ended, no dividends are paid on performance-based restricted shares until the actual performance has been achieved.
If, during the three-year vesting period for the restricted shares described in the previous paragraph, the executive's employment is terminated by WRIT without Cause, or the executive resigns for Good Reason, retires, dies or becomes subject to a Disability while employed by WRIT, or a Change in Control occurs, the restricted shares awarded under the STIP immediately vest. “Retire” in this context means to resign after reaching age 65 or after reaching age 55 and working at WRIT for at least 20 years. “Cause,” “Good Reason,” Disability” and “Change of Control” have the meanings set forth in the STIP.
With respect to the 50% of the award payable in cash under the STIP, 100% of such cash portion is payable within 2 1/2 months of the end of the performance period. The executive may elect to defer 100% of the cash portion pursuant to WRIT's Deferred Compensation Plan for Officers. If the executive makes such election, the cash is converted to restricted share units and WRIT will match 25% of deferred amounts in restricted share units.
The executive must be employed on the last day of the performance period to receive a performance-based STIP award, subject to the following exceptions. If during the performance year, the executive's employment is terminated by WRIT without Cause, or the executive resigns for Good Reason, retires, dies or becomes subject to a Disability while employed by WRIT, the executive will receive an award under the STIP calculated based upon actual results for the full one-year performance period, but the award will be prorated based on the period of employment during the one-year performance period through the date of such event and the portion of the award paid in restricted shares will immediately vest. If a Change in Control occurs during the one-year performance period, the performance goals under the STIP will be prorated based on the period of time during the one-year performance period through the date of the Change in Control, the executive will receive a performance-based award under the STIP that is prorated based on the period of employment during the one-year performance period through the date of the Change in Control and the portion of the award paid in restricted shares will immediately vest.
2012 STIP Determinations by Compensation Committee

In the case of core FFO per share, core FAD per share and same-store NOI growth objectives, management proposed guidelines for measuring threshold, target and high performance levels based on WRIT's business projection and budget materials. These metrics were then extensively reviewed by the Compensation Committee. The resulting guidelines for each of the financial goals across threshold, target, and high performance levels under the STIP are presented below, along with the 2012 actual results:

	Threshold	Target	High	Actual Results Recognized by the Committee
Core FFO per share	$1.85	$1.95	$2.05	$1.89
Core FAD per share	$1.55	$1.63	$1.71	$1.50
Same-store NOI growth	(1.7)%	1.5%	4.8%	(0.3)%
As noted in the table above, the actual performance levels for 2012 recognized by the Compensation Committee for core FFO per share, core FAD per share and same-store NOI growth calculated were $1.89, $1.50 and -0.3%. In each case, the Compensation Committee noted that performance was below the guideline target performance level, though in two instances above threshold performance level. In the case of core FAD per share, the actual performance was below the guideline threshold performance level. In recognition of such financial performance, and in recognition of the 31% cut in the WRIT dividend that occurred during 2012, the combined score for the financial goals (60% weighting) portion of the STIP was determined by the Compensation Committee at a level of 1.0 (on a scale of 1 to 3, with 3 being the highest level of achievement.) The 1.0 score for the aggregate financial goals was at the lowest possible level which still permitted a payout. Although the Compensation Committee has the ability to subjectively adjust its scoring of the satisfaction of the financial goals in light of factors directly outside the executives' control (e.g., market based conditions), in arriving at the score for this portion of the STIP, the Compensation Committee made no such adjustments or positive consideration to account for what is widely considered to be an extensively challenged commercial real estate environment in Washington, D.C. for WRIT due to federal budget uncertainty.
In the case of the strategic acquisition/disposition activity goal (20% weighting), the Compensation Committee reviewed the level of WRIT activity in this area over the course of 2012. In particular, the Committee noted that in 2012 management successfully commenced several sales of non-strategic assets (1700 Research Blvd., the Atrium Building and Plumtree Medical Center), acquired a well-located infill asset (Fairgate at Ballston) and otherwise maintained an active review of deals coming to market. However, in light of the fact that acquisitions were substantially less than expected, the Compensation Committee assessed management's acquisition/disposition activity to be below target level of performance, and awarded an achievement level of 1.5 (on a scale of 1 to 3, with 3 being the highest level of achievement).

In the case of individual objectives, the objectives were set by the participant's supervisor or, in the case of the Chief Executive Officer, by the Compensation Committee. The participant's supervisor or, in the case of the Chief Executive

Officer, the Compensation Committee determined each participant's actual accomplishment compared to the objectives for such participant. For 2012, the individual objectives for each NEO were as follows:

•
Mr. McKenzie's objectives included (i) operational and strategic goals, including upgrading the quality and growth potential of the WRIT portfolio through strategic acquisitions and dispositions as well as development opportunities, exceeding core FFO per share and core FAD per share goals, and addressing strategic vacancies, (ii) financial and balance sheet goals, including maintaining WRIT's dividend, improving coverage of the dividend with FAD, raising capital as required for acquisitions, maintaining Baa1 and BBB+ credit ratings from Moody's and Standard & Poor's, respectively, and refinancing WRIT's credit facility line with SunTrust and other 2012 maturities, and (iii) other administrative or miscellaneous goals, including ensuring effective communication with the Board, corporate governance improvements and investor outreach.

•
Mr. Camp's objectives included (i) capital planning and financing activity, including refinancing WRIT's credit facility line with SunTrust and potentially refinancing of the Wells Fargo line of credit, monitoring debt covenants to determine need for additional equity capital and developing financing solutions for acquisitions and JV structures, (ii) strategic planning activity, including monitoring and reporting to the Board on progress with WRIT's strategic plan and working with internal business units to evaluate progress towards the strategic plan, (iii) external relations activity, including building relationships with commercial and investment banks, ratings agencies and shareholders, (iv) other administrative activity, including ensuring accountability among asset management, property management and leasing staff for financial results and employees relations matters, and (v) professional development activity, including expanding his knowledge in critical processes of the firm.

•
Ms. Franklin's objectives included (i) financial/tax activity, including coordinating timely SEC and regulatory filings and ensuring operational and financial controls, (ii) organizational and administration activity, including implementation of middle management incentive compensation plans, administration of Board and committee matters, assistance in staffing of development department and career development of high potential employees, and (iii)  technology activity, including disaster recovery system implementation and accounting system upgrades.

•
Mr. Cederdahl's objectives included (i) financial goals, including consolidated operating expenses, reoccurring capital expenditures and tenant improvement construction jobs being below budget, antenna revenue improving over budget amount, renovated multifamily units meeting return thresholds and multifamily occupancy improvement, (ii) operational goals, including improvement in the Kingsley overall tenant satisfaction index for each sector, coordination across departments to complete capital improvement jobs within budget, obtaining LEED EB Gold for certain properties and implementing a web-based roof management system, (iii) organizational and administration activity, including finalizing property insurance and general liability insurance with limited increases, implementing new lease procedures to improve overall lease process and improving communication across departments, and (iv) training goals including attending certain conferences and coordinating seminars and training throughout departments.

•
Mr. Regnell's objectives included (i) transactional activity, including completion of acquisitions at a level consistent with WRIT's strategic plan and successful dispositions, (ii) operational activity, including the review of WRIT properties against long-term asset sale criteria, and (iii) other administrative or miscellaneous goals, including attending industry conferences and other events to ensure WRIT is active in the Washington, D.C. investment community.

•
Mr. Paukstitus' objectives included (i) revenue enhancement activity, including exceeding same-store property NOI goals, reducing vacancy in the same-store portfolio, achieving significant leasing at WRIT's major vacancies and expense control activity, (ii) strategic initiative activity, including assisting with dispositions, supporting WRIT's acquisition program, management of lease change process and coordination of specific development tasks, and (iii) organizational and administration activity, including implementing procedures for asset management to monitor material tenants and financial drivers, touring property portfolio routinely, and attending to various personnel matters within WRIT's operations department.

The actual payout amounts for 2012 under the STIP are presented in the Summary Compensation Table and related footnotes within this Proxy Statement.

At the request of the Compensation Committee, an internal audit was performed to review management's calculations for the STIP to confirm that they comply with the STIP. This internal audit was then presented to the Compensation Committee for its review and acceptance.
Revised 2013 STIP for Mr. McKenzie
As noted above under “Expected Retirement of Mr. McKenzie and Resignation from the Board,” the STIP has been amended, with respect to Mr. McKenzie only, for the year 2013. Such amendments relate to the performance goals, weightings and award opportunities under the STIP for 2013.
Long-Term Incentive Plan (LTIP)
Plan Summary
Under the LTIP, executives are provided the opportunity to earn awards, payable 50% in unrestricted shares and 50% in restricted shares, based on achieving various performance objectives within a three-year performance period (commencing on January 1, 2011 and concluding on December 31, 2013). Each executive's total award opportunity under the LTIP, stated as a percentage of base salary, for the achievement of threshold, target and high performance requirements is set forth in the table below:

	Threshold	Target	High
For comparison purposes to long-term incentive plans of other companies, the percentages in the table at left reflect annualized percentages. In order to calculate awards at the conclusion of the three-year performance period, these percentages will be multiplied by three to account for each year in the performance period.

President and Chief Executive Officer	80%	150%	270%
Executive Vice President	50%	95%	170%
Senior Vice President	40%	80%	140%

For purposes of calculating award payouts at the conclusion of the three-year performance period, the level of salary will be determined for each executive as of January 1, 2011. Notwithstanding the foregoing, Mr. McKenzie's salary, for purposes of calculating awards under the LTIP, will be deemed to be $500,000 (reflecting the Compensation Committee's expectation, at the time the LTIP was adopted, to increase such salary over time to align more closely with chief executive salaries of companies in the 20-company peer group utilized by the Compensation Committee).

LTIP performance will be evaluated on both the following performance goals and weightings:

TSR Goals

•	Absolute total shareholder return (TSR) (20%)

•	Relative TSR (20%)

For purposes of calculating TSR-related metrics, the “starting price” will equal the average closing price for the 20-day period ending December 1, 2010 and the “ending price” will be equal to the average closing price for the 20-day period ending December 1, 2013. For absolute TSR, threshold, target and high performance levels will be 6%, 8% and 10% total shareholder return over the performance period (calculated on a per annum basis). If absolute TSR falls between 6% and 8% or between 8% and 10%, absolute TSR will be rounded to the closest TSR percentage in increments of 0.5% (e.g., 8.3% will be rounded to 8.5%) and the portion of the LTIP award that is dependent upon TSR will be determined by linear interpolation. For relative TSR, WRIT's TSR performance will be measured over the performance period against the 20-company peer group utilized by the Compensation Committee commencing in 2010. Threshold, target and high performance levels for relative TSR will be the 33rd, the 51st and the 76th percentiles, respectively. If relative TSR falls between the these percentiles, the actual relative TSR performance level will be isolated to a particular interim band of performance (with an associated payout level in between threshold and target performance levels, or target and high performance levels, as applicable). For both absolute and relative TSR goals, if actual TSR falls below the applicable threshold level, the portion of the award that is dependent on such goal will not be paid.

Strategic Plan Goals

•	Strategic plan fulfillment (60%)

At the completion of the three-year performance period, strategic plan fulfillment will be evaluated by the Compensation Committee in its discretion (taking into account input from the Board and a written presentation on strategic plan fulfillment to be provided by the Chief Executive Officer). This evaluation will consider, among other factors:

•	maintenance of an appropriate core FAD/share growth rate

•	maintenance of an appropriate debt/EBITDA ratio

•	maintenance of an appropriate debt service coverage ratio

•	maintenance of an appropriate core FAD/dividend coverage ratio

•	development of WRIT's management team

•	formation of appropriate strategic partnerships

•	creation of appropriate development transactional activity at WRIT

•	overall improvement of the quality of the WRIT portfolio
in each case at levels and in manners that promote the fulfillment of WRIT's strategic plan. The Compensation Committee may provide informal guidelines from time to time with respect to the financial criteria noted above based on current market conditions, but has advised WRIT management that its final determination of strategic plan fulfillment at the end of the three-year performance period will not be bound by any such guidelines. At the conclusion of the three-year performance period, the Compensation Committee will evaluate performance on a scale of 1 (threshold), 2 (target) or 3 (high). If achievement falls below threshold level, there will be no award.
The LTIP awards will be payable 50% in unrestricted shares and 50% in restricted shares, and will be awarded out of and in accordance with WRIT's 2007 Omnibus Long Term Incentive Plan. These unrestricted shares and restricted shares will (i) in the case of the restricted shares only, vest over a one-year period commencing on the January 1 following the end of the three-year performance period, (ii) consist of an aggregate number of shares determined by dividing the dollar amount payable in unrestricted shares and restricted shares by the closing price per share on such January 1 and (iii) be issued within 2 1/2 months of the end of the three-year performance period. WRIT will pay dividends currently on the restricted shares described above in this paragraph. Because restricted shares under the LTIP will only be issued after the three-year performance period has ended, no dividends will be paid on these shares until performance has been achieved.
If, during the one-year vesting period for the restricted shares described in the previous paragraph, the executive's employment is terminated by WRIT without Cause, or the executive resigns for Good Reason, retires, dies or becomes subject to a Disability while employed by WRIT, or a Change in Control occurs, the restricted shares awarded under the LTIP will immediately vest. “Cause,” “Good Reason,” Disability” and “Change of Control” have the meanings set forth in the LTIP.

The executive must be employed on the last day of the performance period to receive a LTIP award, subject to the following exceptions. If during the three-year performance period, the executive's employment is terminated by WRIT without Cause, or the executive resigns with Good Reason, retires, dies or becomes subject to a Disability while employed by WRIT, the executive will receive an award under the LTIP calculated based on (1) actual levels of performance as of the date of such event with respect to the portions of the award that are based on absolute TSR and relative TSR (i.e., 40% in the aggregate) and (2) target levels of performance with respect to the portion of the award based on strategic plan fulfillment (i.e., 60%), but in either case the award will be prorated based on the period of employment during the three-year performance period through the date of such event and the prorated portion of the award will immediately vest. If a Change in Control occurs while the executive is employed by WRIT during the three-year performance period, the executive will receive an award calculated in a similar manner as described in the immediately preceding sentence (provided, however, that the award will not be prorated based on the period of employment during the performance period through the date of such event) and the award will immediately vest. In all of the foregoing cases, payment of the award will be accelerated.

The grant date fair values for the LTIP awards for 2011 are presented in the Summary Compensation Table and related footnotes within this Proxy Statement.

2012 LTIP Determinations by Compensation Committee

As noted above, the strategic plan fulfillment component of the LTIP will be evaluated by the Compensation Committee in its discretion (taking into account input from the Board and a written presentation on strategic plan fulfillment to be provided by the Chief Executive Officer). Such evaluation will take place on or about the end of the three-year performance period (i.e., December 31, 2013). As a result, in accordance with the LTIP, the Compensation Committee made no binding compensation determinations during 2012.

Revised LTIP for Mr. McKenzie

As noted above under “Expected Retirement of Mr. McKenzie and Resignation from the Board,” the LTIP has been amended, with respect to Mr. McKenzie only, to eliminate any possible proration for the year 2013 and to provide that the restricted share portion of the award will be delivered in fully vested, unrestricted common shares.

Other Components of Executive Compensation Program

Supplemental Executive Retirement Plan

Because the U.S. Internal Revenue Code limits the benefits that would otherwise be provided by our qualified retirement programs, WRIT provides a supplemental executive retirement plan (“SERP”) for the benefit of the NEOs. This plan was established in November 2005 and is a defined contribution plan under which, upon a participant's termination of employment from WRIT for any reason other than death, discharge for cause, or total and permanent disability, the participant will be entitled to receive a benefit equal to the participant's accrued benefit times the participant's vested interest. A participant's benefit accrues over years of service. WRIT makes contributions to the plan on behalf of the participant ranging from 9.5% to 19% of base salary. The exact contribution percentage is based on the participant's current age and service such that, at age 65, the participant could be expected to have an accumulation (under assumptions made under the plan) that is approximately equal to the present value of a life annuity sufficient to replace 40% of his or her final three year average salary. Vesting generally occurs based on a minimum of 10 years of service or upon death, total and permanent disability, involuntary discharge other than for cause, or retirement or voluntary termination if the participant does not engage in prohibited competitive activities during the two-year period after such retirement or voluntary termination.
WRIT accounts for this plan in accordance with EITF 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested, and SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, whereby the investments are reported at fair value, and unrealized holding gains and losses are included in earnings. For the years ended December 31, 2012, 2011 and 2010, WRIT recognized current service cost of $342,000, $334,000 and $344,000, respectively.

Deferred Compensation Plan

Beginning in 2007, WRIT adopted a new plan that allows officers to voluntarily defer salary and STIP awards. Prior to January 1, 2011, salary deferrals were credited during the year with earnings based on 10-Year U.S. Treasury Securities as of the first business day of the year. From and after January 1, 2011, salary deferrals are credited during the year with earnings based on the weighted average interest rate on WRIT's fixed rate bonds as of December 31 of each calendar year. STIP awards are deferred as restricted share units, with a 25% match of restricted share units on the deferred amount. The 25% match cliff vests after three years. STIP deferrals and matching contributions will increase and decrease in value as the common shares increase or decrease. Participants may elect to defer receipt of payments to the earliest of (i) a specified distribution date that is at least three years from the last day of the year in which the deferral amounts were earned, (ii) the date the participant terminates employment from WRIT, (iii) the participant's death, (iv) the date the participant sustains total and permanent disability, or (v) a change in control. The deferred salary and interest accruals are unfunded and payments are to be made out of the general assets of WRIT.

Perquisites
NEOs participate in other employee benefit plans generally available to all employees on the same terms. In addition, the NEOs are provided with supplemental life insurance and granted an automobile allowance. The Compensation Committee believes that these benefits are reasonable and consistent with its overall compensation program to better enable WRIT to attract and retain key employees. For information on specific benefits and perquisites, see the footnotes to the Summary Compensation Table.
Change in Control Termination Agreements
The change in control agreements with the NEOs discussed below provide for continuation of payments and benefits in the event of termination due to a “change in control” (as defined in these agreements). The basic rationale for these change in control protections is to diminish the potential distractions due to personal uncertainties and risks that inevitably arise when a change in control is threatened or pending.
The termination benefits payable in connection with a change in control require a “double trigger,” which means that (i) there is a “change in control” (as that term is defined in the agreement) and (ii) after the change in control, the covered NEO's employment is “involuntarily terminated” by WRIT or its successor but not for “cause” (as both terms are defined in the agreement) or by the NEO for “good reason” (as defined in the agreement) within 24 to 36 months of the change in control (as such period is specified in the covered NEO's agreement). A double trigger was selected to enhance the likelihood that an executive would remain with WRIT after a change in control because the executive would not receive the continuation of payments and benefits if he or she voluntarily resigned after the change in control. Thus, the executive is protected from actual or constructive dismissal after a change in control and any new controlling party or group is better able to retain the services of a key executive.
The formula to calculate the change in control benefit is similar for each of the NEOs, with the variable being whether the benefit will be paid for 24 or 36 months. The formula is as follows:
A. A continuation of base salary at the rate in effect as of the termination date for a period based on the levels below:

Executive Position	Period
Chief Executive Officer	36 months
Executive Vice Presidents	24 months
Senior Vice Presidents	24 months
B. Payment of an annual bonus for each calendar year or partial calendar in which the NEO receives salary continuation as described above, in an amount equal to the average annual short-term incentive plan compensation received during the three years prior to the involuntary termination.
C. Payment of the full cost to continue coverage under WRIT's group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the period of time the NEO receives salary continuation up to a maximum of 18 months or until the NEO obtains other comparable coverage, whichever is sooner.
D. Immediate vesting in all unvested common share grants, restricted share units and performance share units granted to the NEO under WRIT's 2007 Omnibus Long Term Incentive Plan and immediate vesting in the deferred compensation plans.
Each of our change of control agreements was amended effective November 5, 2012 to eliminate the executive's right to receive a tax “gross-up” payment based on Section 4999 of the Internal Revenue Code. As a result, we no longer have the obligation to provide tax “gross-up” payments to our executives with respect to amounts owed under Section 4999 of the Internal Revenue Code.
In addition to our change in control agreements, our STIP and LTIP each provide for particular awards to be made in the event of a change in control that occurs during the performance period under each such plan. These awards are described in further detail under the headings “Short-term Incentive Plan (STIP)” and “Long-term Incentive Plan (LTIP)” above.
For detailed information on these payments, see “Potential Payments upon Change in Control” on page 32.
Additional Executive Compensation Matters
Say On Pay Results and Consideration
Our 2012 advisory, non-binding say-on-pay proposal received the following votes:

For	Against	Abstain	Broker Non-Votes
41,590,058	1,594,796	394,563	15,744,821
The Compensation Committee considered the foregoing results in connection with the discharge of its responsibilities. Because the 2012 advisory, non-binding say-on-pay proposal received the approval of more than 96% of our shareholders who cast a vote, the Compensation Committee did not implement significant changes to our executive compensation program as a result of the shareholder advisory vote.

Say When on Pay
On July 28, 2011, the Board determined that, consistent with the Board's recommendation for the 2011 annual meeting and the vote of the shareholders, WRIT will hold future “say on pay” votes on an annual basis until the next required vote regarding the frequency of “say on pay” votes is conducted.
CEO Transition and Related Compensation Arrangements
As described under the heading “Expected Retirement of Mr. McKenzie and Resignation from the Board,” the Compensation Committee reviewed and approved the compensation arrangements for Mr. McKenzie in connection with his expected retirement from WRIT. Please refer to page 9 for further discussion of such arrangements.

Paukstitus Termination Arrangements
Mr. Paukstitus' service as Senior Vice President-Real Estate of WRIT terminated effective November 2, 2012. On February 7, 2013, WRIT and Mr. Paukstitus entered into Separation Agreement and General Release (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Paukstitus received a lump sum payment of $144,000, which equaled six months of his annualized base salary as of his separation date. Starting November 2012, WRIT is paying his COBRA health premium for the shorter of 12 months or until he becomes eligible for other coverage. Further, independent of the Separation Agreement, Mr. Paukstitus (a) has received 3,585 common shares and will defer $127,296 with respect to the 2012 performance period in connection with the STIP, (b) will receive 10,390 common shares in connection with the LTIP, (c) is entitled to 19,113 restricted stock units, of which 13,083 units vested as of his separation date, 6,400 of which have been delivered in the form of common shares and 12,713 of which will be distributed in accordance with the terms of the LTIP, (d) has received 7,646 restricted shares which vested on his separation date and (e) will receive his account balance of approximately $219,000 in accordance with the SERP, which account vested on his separation date.
Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (“Code”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a public company's NEO. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). The benefits under our short-term incentive and long-term incentive plans do not qualify as “performance based” under Section 162(m). WRIT believes that it must maintain the flexibility to take actions which it deems to be in the best interests of WRIT but which may not qualify for tax deductibility under Section 162(m).
Share Ownership Policy
The Compensation Committee believes that common share ownership allows executives to better understand the viewpoint of shareholders and incentivizes them to enhance shareholder value. As a result, on February 18, 2010, the Compensation Committee and Board adopted stock ownership guidelines for executives which were incorporated by the Board into our Corporate Governance Guidelines. On October 27, 2010, the Compensation Committee and Board adopted a formal stock ownership policy, which formalized and effectuated the stock ownership guidelines previously adopted on February 18, 2010.
The stock ownership policy requires each executive to retain an aggregate number of common shares having a market value at least equal to a specified multiple of such executive's 2010 annual base salary. The applicable multiples of base salary required to be held are as follows:

•	Chief Executive Officer: 3 times

•	Executive Vice President: 2 times

•	Senior Vice President/Managing Director: 1 time
The policy requires that each executive attain the level set forth above within five years after his or her date of employment with WRIT or February 18, 2015 (which is five years after the commencement of the stock ownership guidelines on February 18, 2010), whichever is later. The aggregate number of common shares required to be held by each executive in office on February 18, 2010, was determined based on the market value of common shares for the 60 trading days prior to such date. For executives hired or promoted in the future, the aggregate number of common shares or additional common shares required to be held by such executive will be determined based on the market value of common shares on the 60 trading days prior to the date of such hiring or promotion, as applicable. Once established, an executive's common share ownership goal will not change because of changes in his or her base salary or fluctuations in WRIT's common share price.
The policy also contains additional terms and conditions, including an interim ownership requirement for executives during the transition period to the full requirements. Under the interim ownership requirement, executives subject to the policy as of February 18, 2010 were required to achieve 50% of their share ownership goal by August 18, 2012.
The multiples of base salary reflected in the stock ownership guidelines above were determined by the Compensation Committee based on the recommendation of the Hay Group (the Compensation Committee's consultant at the time the stock ownership guidelines were adopted), which had presented the Compensation Committee with a survey of stock ownership requirements in the peer group utilized by the Compensation Committee for 2010 compensation and a survey of stock ownership practices of large public companies.
Clawback Policy
WRIT has adopted a clawback policy with respect to the return (clawback) from executive officers of incentive compensation. The policy states that, with respect to any incentive awards granted after March 20, 2013, the Board will have the right to seek to recoup all or any portion of the value of such awards in the event of a material restatement of WRIT's financial statements covering any of the three fiscal years preceding the payment of an award which results from fraud or misconduct committed by a recipient of such award. The Board may seek recoupment from any award recipient whose fraud or misconduct gave rise or contributed to the restatement. The value with respect to which recoupment may be sought will be determined by the Board. Further, it is the intention of the Board that, to the extent that the final clawback provisions adopted by the SEC and the New York Stock Exchange differ from the foregoing policy, the foregoing policy will be amended to conform to the final provisions.
     Hedging Prohibition Policy
To prevent speculation or hedging by trustees, officers or employees in our shares, WRIT has adopted a policy prohibiting hedging. The policy states that WRIT considers it inappropriate for any trustee, officer or employee to hedge or monetize transactions to lock in the value of his or her WRIT share holdings. Such transactions, while allowing the holder to own WRIT shares without the full risks and rewards of ownership, potentially separate the holder's interest from those of the other WRIT shareholders. Therefore, no WRIT trustee, officer or employee is permitted to purchase or sell derivative securities relating to WRIT shares, such as exchange traded options to purchase or sell WRIT shares, or other financial instruments that are designed to hedge or offset any decrease in the market value of WRIT shares (including but not limited to prepaid variable forward contracts, equity swaps, collars and exchange funds).
Compensation Committee Matters
The Compensation Committee is responsible for making executive compensation decisions and recommending to the Board an overall executive compensation policy. The Compensation Committee is also responsible for making decisions and recommendations to the Board with respect to employee compensation and benefit plan matters. In addition, the Compensation Committee is required to produce an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable SEC rules and regulations.
The Compensation Committee is comprised of at least three and no more than six independent members of the Board (as the term “independent” is defined under the applicable listing standards of the New York Stock Exchange). The current Compensation Committee charter was adopted on February 20, 2003 and was revised on September 13, 2005, March 23, 2007 and December 12, 2008. A copy of the Compensation Committee Charter can be found on our website at www.writ.com. Among other matters, the Compensation Committee charter provides the Compensation Committee with the independent authority to retain and terminate any compensation consulting firms or other advisors to assist in the evaluation of trustee, Chief Executive Officer and other executive compensation.
The Compensation Committee meets at least once annually or more frequently as circumstances require. Each meeting allows time for an executive session in which the Compensation Committee and outside advisors, if requested, have an opportunity to discuss all executive compensation issues without members of management being present. During 2012, the Compensation Committee held four meetings.
Compensation Consultant Matters
Pursuant to the Compensation Committee charter, the decision to retain an independent consultant (as well as other advisors) is at the sole discretion of the Compensation Committee, and any such independent consultant works at the direction of the Compensation Committee.
In May 2010, the Compensation Committee elected to engage a new independent consultant. After an extensive interview process, the Compensation Committee selected and engaged FPL Associates as its independent consultant. The Compensation Committee worked extensively with FPL Associates in the second half of 2010 to design the STIP and the LTIP, which commenced operation effective January 1, 2011.
In establishing 2012 executive compensation levels, the Compensation Committee Chairman worked directly with FPL Associates to determine the scope of work to be performed to assist the Compensation Committee in its decision making processes. In conducting its work on 2012 executive compensation levels for the Compensation Committee, FPL Associates also interacted with other members of the Compensation Committee, the Chief Executive Officer, the Executive Vice President - Accounting, Administration and Corporate Secretary, the Executive Vice President and Chief Financial Officer and the Senior Vice President and General Counsel.
As noted above, FPL Associates provided the Compensation Committee with competitive pay analyses regarding both the broader market (including the NAREIT survey) and a group of 20 public REITs. FPL Associates attended Compensation Committee meetings and, upon request by the Compensation Committee, executive sessions to provide advice and counsel regarding decisions facing the Compensation Committee.
Role of Executives in Establishing Compensation
The Compensation Committee believes management input is important to the overall effectiveness of WRIT's executive compensation program. The Compensation Committee believes that even the best advice of an independent consultant must be combined with management input and the business judgment of the Compensation Committee members to arrive at a proper alignment of compensation philosophy, programs and practices. The Chief Executive Officer, the Executive Vice President - Accounting, Administration and Corporate Secretary, the Executive Vice President and Chief Financial Officer and the Senior Vice President and General Counsel are the management members who interact most closely with the Compensation Committee. These individuals work with the Compensation Committee to provide their perspective on compensation strategies and how to align them with our business strategy. They also provide feedback on how well our compensation programs appear to be working.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to WRIT that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
William G. Byrnes, Compensation Committee Member
Edward S. Civera, Compensation Committee Chairman
Thomas Edgie Russell, III, Compensation Committee Member
Wendelin A. White, Compensation Committee Member

Compensation Tables
Summary Compensation Table
The Summary Compensation Table has been prepared to comply with the disclosure requirements of the SEC. The Summary Compensation Table includes as compensation for the indicated year all incentive compensation awards granted in that year, even though the awards were made with respect to performance in other years.  For example, 2011 compensation indicated in the Summary Compensation Table includes a three-year performance-based LTIP award granted in 2011 even though the payout amount will not be determined until the end of the performance period (i.e., December 31, 2013). For a more complete explanation, please refer to footnote (1) below. For an alternative view that we believe more accurately reflects incentive compensation received for a given year, we urge you to refer to the Total Direct Compensation Table on page 29.

(a)	(b)	(c)	(e)	(g)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Stock Awards (1) (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
George F. McKenzie	2012	$500,000	$74,994	$361,500	$123,028	$1,059,522
President and Chief Executive Officer	2011	460,000	2,817,824	533,048	115,270	3,926,142	(1)
	2010	414,375	276,238	491,449	106,606	1,288,668

William T. Camp	2012	350,000	52,512	215,250	70,469	688,231
Executive Vice President, Chief	2011	340,000	1,302,045	323,612	68,771	2,034,428	(1)
Financial Officer	2010	325,050	162,523	294,008	66,455	848,036

Laura M. Franklin	2012	350,000	52,512	215,250	60,553	678,315
Executive Vice President, Accounting,	2011	340,000	1,309,101	328,168	59,095	2,036,364	(1)
Administration and Corporate Secretary	2010	325,050	162,523	291,570	57,151	836,294

James B. Cederdahl (5)	2012	275,083	38,564	132,480	54,886	501,013
Senior Vice President, Property Operations

Thomas L. Regnell	2012	288,000	43,213	126,720	61,276	519,209
Senior Vice President and Managing	2011	280,000	861,720	188,720	59,842	1,390,282	(1)
Director, Office Division	2010	270,875	90,299	210,578	58,390	630,142

Michael S. Paukstitus (6)	2012	266,676	404,746	127,298	222,155	1,020,875
Senior Vice President, Real Estate	2011	280,000	856,113	183,120	62,619	1,381,852	(1)
	2010	270,875	90,299	205,296	61,203	627,673

(1)
Column (e) represents the total grant date fair value of all equity awards computed in accordance with FASB ASC Topic 718. It is not possible to predict the extent to which the performance measures for the three-year LTIP concluding December 31, 2013, will be achieved or the final award that will ultimately be realized by the NEO. The estimated grant date fair value of such three-year LTIP awards included for 2011 are as follows:

Grant Date Fair Value of Three-Year LTIP Awards Granted in 2011
George F. McKenzie	$2,276,800
William T. Camp	978,418
Laura M. Franklin	978,418
Thomas L. Regnell	672,980
Michael S. Paukstitus	672,980

For performance-based awards, the amounts are based on the probable outcome of the performance conditions as of the grant date. The 2011 year includes the grant date fair value of the three-year performance-based LTIP award which is based on achieving various performance objectives within a performance period commencing January 1, 2011, and concluding December 31, 2013. The assumptions used in the grant date fair value calculations for the 40% component of the LTIP award based on absolute and relative TSR are included in Note 7 to the consolidated financial statements contained in our Form 10-K for the fiscal year ended December 31, 2012. For the remaining 60% component of the LTIP based on strategic plan fulfillment, the grant date fair value was determined to be target performance level. For an alternative view that we believe more accurately reflects incentive compensation received for a given year, we urge you to refer to the Total Direct Compensation Table on page 29.

(2)
No common share awards granted to the NEOs listed above were forfeited during 2012, 2011 or 2010. Due to change in payout timing in the officer plan, the performance-based STIP award for 2012 was granted in 2013 and is not reflected in “Stock Awards” column (e). For an alternative view that we believe more accurately reflects incentive compensation received for a given year, we urge you to refer to the Total Direct Compensation Table on page 29.

(3)
The NEOs non-equity incentive plan compensation for 2012, 2011 and 2010, which is reported in this table, was determined by the Compensation Committee at its January 22, 2013, December 1, 2011 and December 14, 2010 meetings, respectively. For 2012, the cash award was paid in February 2013. For 2011, 80% of the cash award was paid shortly after the meeting with the remaining 20% paid out in February 2012. For 2010, 80% was paid shortly after the meetings with the remaining 20% paid out in February 2011. The payments were recorded as expenses for the year to which they relate.

(4)
For 2012, the amounts shown in column (i) include matching contributions to WRIT's 401(k) Plan of $7,500 for each NEO and auto allowances. The 2012 amounts also include term life insurance premiums and SERP contributions as follows: $6,786 and $95,004, respectively, for Mr. McKenzie; $2,717 and $54,252, respectively, for Mr. Camp; $1,549 and $45,504, respectively, for Ms. Franklin; $2,252 and $35,976, respectively, for Mr. Cederdahl; $1,590 and $46,080, respectively, for Mr. Regnell; and $5,765 and $37,448, respectively, for Mr. Paukstitus. The 2012 amount for Mr. Paukstitus also includes severance payments of $144,000 and COBRA coverage of $22,359.

(5)	Mr. Cederdahl was promoted to Senior Vice President during 2012.

(6)	Mr. Paukstitus' service as Senior Vice President, Real Estate of WRIT terminated effective November 2, 2012.

Total Direct Compensation Table
The SEC's calculation of total compensation, as shown in the 2012 Summary Compensation Table set forth on page 27, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the NEOs in a particular year. To supplement the SEC-required disclosure, we have included the additional table below, which shows the equity incentive compensation awards that were actually received with respect to the applicable year, not the year the award was made.

(a)	(b)	(c)	(e)	(g)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Direct Compensation ($)
George F. McKenzie	2012	$500,000	$361,500	$361,500	$123,028	$1,346,028
President and Chief Executive Officer	2011	460,000	1,263,064	533,048	115,270	2,371,382
	2010	414,375	837,141	491,449	106,606	1,849,571

William T. Camp	2012	350,000	215,250	215,250	70,469	850,969
Executive Vice President, Chief	2011	340,000	753,022	323,612	68,771	1,485,405
Financial Officer	2010	325,050	162,523	294,008	66,455	848,036

Laura M. Franklin	2012	350,000	215,250	215,250	60,553	841,053
Executive Vice President, Accounting,	2011	340,000	760,078	328,168	59,095	1,487,341
Administration and Corporate Secretary	2010	325,050	525,098	291,570	57,151	1,198,869

James B. Cederdahl	2012	275,083	127,830	132,480	54,886	590,279
Senior Vice President, Property Operations

Thomas L. Regnell	2012	288,000	126,720	126,720	61,276	602,716
Senior Vice President and Managing	2011	280,000	426,685	188,720	59,842	955,247
Director, Office Division	2010	270,875	332,013	210,578	58,390	871,856

Michael S. Paukstitus	2012	266,676	404,736	127,298	222,155	1,020,865
Senior Vice President, Real Estate	2011	280,000	421,078	183,120	62,619	946,817
	2010	270,875	332,013	205,296	61,203	869,387

(1)
These amounts differ substantially from the amounts reported as Stock Awards in column (e) in the Summary Compensation Table required under SEC rules and are not a substitute for the amounts reported in the Summary Compensation Table. Total Direct Compensation in this table represents: (1) total compensation, as determined under applicable SEC rules and as set forth in column (j) in the Summary Compensation Table on page 27, minus (2) the aggregate fair value of equity awards as reflected in the Stock Awards column (e) in the Summary Compensation Table, plus (3) incentive compensation awards that were actually received with respect to the applicable performance year.

Grants of Plan-Based Awards
The following table presents information regarding restricted share awards granted to the NEOs during 2012 under WRIT's STIP, LTIP and deferred compensation plan.

(a)	(b)	(f)	(g)	(h)	(i)		(l)
Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
George F. McKenzie	1/1/2012	—	—	—	2,742	(1)	74,994
William T. Camp	1/1/2012	—	—	—	1,920	(1)	52,512
Laura M. Franklin	1/1/2012	—	—	—	1,920	(1)	52,512
James B. Cederdahl	1/1/2012	—	—	—	1,410	(1)	38,564
Thomas L. Regnell	1/1/2012	—	—	—	1,580	(1)	43,213
Michael S. Paukstitus	1/1/2012	—	—	—	1,580	(1)	43,213
	11/2/2012	—	—	—	10,390	(2)	268,789
	11/2/2012	—	—	—	3,585	(3)	92,744

(1)	Amounts represent service-based restricted share awards that vest over three years, with one-third vesting on each anniversary of the date of the grant.

(2)	Amounts represent payment related to the LTIP in connection with termination of service.

(3)	Amounts represent payment related to the 2012 STIP in connection with termination of service.
For unvested and vested restricted shares, an amount equal to the dividends granted on the shares is paid in cash at the same time dividends on common shares are paid.
Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2012, including the vesting dates for the portion of these awards that had not vested as of that date.

(a)	(b)	(e)	(f)	(g)	(h)	(i)	(j)
		Option Values			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (7)
George F. McKenzie (2)	—			26,428	$691,092	—	$1,830,000

William T. Camp (3)	—			16,162	422,636	—	785,400

Laura M. Franklin (4)	—			15,988	418,086	—	785,400

James B. Cederdahl (5)	3,384	$29.55	12/17/2013	5,952	155,645	—	397,500

Thomas L. Regnell (6)	—			9,222	241,155	—	537,600

Michael S. Paukstitus (7)	—			—	—	—	—

(1)	All options described in column (b) have fully vested.

(2)
Mr. McKenzie's share awards listed in column (g) vest according to the following schedule: 2,069 shares vested on February 18, 2013 and 24,359 shares will vest on December 31, 2013. See “Expected Retirement of Mr. McKenzie and Resignation from the Board.”

(3)
Mr. Camp's share awards listed in column (g) vest according to the following schedule: 1,217 shares vested on February 18, 2013, 1,638 shares will vest on November 11, 2013; 1,199 shares will vest on December 15, 2013 and 2014, 4,513 shares will vest on December 31, 2013, 1,217 shares will vest on February 18, 2014 and 2015 and 3,962 shares will vest on December 31, 2014.

(4)
Ms. Franklin's share awards listed in column (g) vest according to the following schedule: 1,217 shares vested on February 18, 2013, 1,180 shares will vest on December 12, 2013; 1,199 shares will vest on December 15, 2013 and 2014, 4,649 shares will vest on December 31, 2013, 1,217 shares will vest on February 18, 2014 and 2015 and 4,110 shares will vest on December 31, 2014.

(5)
Mr. Cederdahl's share awards listed in column (g) vest according to the following schedule: 397 shares vested on February 18, 2013, 460 shares will vest on December 12, 2013; 390 shares will vest on December 15, 2013 and 2014, 1,964 shares will vest on December 31, 2013, 396 shares will vest on February 18, 2014 and 2015 and 1,559 shares will vest on December 31, 2014.

(6)
Mr. Regnell's share awards listed in column (g) vest according to the following schedule: 676 shares vested on February 18, 2013, 780 shares will vest on December 12, 2013; 666 shares will vest on December 15, 2013 and 2014, 2,768 shares will vest on December 31, 2013, 676 shares will vest on February 18, 2014 and 2015 and 2,314 shares will vest on December 31, 2014.

(7)	Represents the fair value of the three-year performance-based LTIP award granted in 2011 in accordance with FASB ASC Topic 718 as described in the Summary Compensation Table footnote (1).
Option Exercises and Stock Vested
The following table shows information concerning the exercise of options during 2012 by each of the NEOs and the value realized on vesting of common share awards in 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George F. McKenzie	19,975	$23,371	33,980	$896,493
William T. Camp	—	—	20,068	527,740
Laura M. Franklin	12,493	17,241	20,445	539,292
James B. Cederdahl	—	—	7,251	191,134
Thomas L. Regnell	—	—	11,751	309,872
Michael S. Paukstitus (1)	—	—	34,704	900,611

(1)	Mr. Paukstitus' shares vested pursuant to written agreement in connection with his termination of service.
Non-Qualified Deferred Compensation
The following table presents information regarding the contributions to and earnings on the NEOs' deferred compensation balances during 2012 and also shows the total deferred amounts for the NEOs as of December 31, 2012.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($)(1)	Registrant Contribution in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
George F. McKenzie	$—	$927	$1,558	$(15,501)	$75,145
William T. Camp	—	—	—	—	—
Laura M. Franklin	—	—	359	—	48,179
James B. Cederdahl	—	—	—	—	—
Thomas L. Regnell	—	—	—	—	—
Michael S. Paukstitus	—	—	—	—	—

(1)	The amounts reflected in this column are reported as compensation for the last completed fiscal year in the Summary Compensation Table.

(2)	The amounts reflected in this column were reported as compensation in prior fiscal years and are included in this table due to vesting during the last completed fiscal year.

(3)
The amounts reflected in this column are not included in the Summary Compensation Table because they do not constitute “above-market” or “preferential” earnings, as those terms are defined in SEC Regulation S-K 402(c)(2)(viii)(B).

(4)
The amounts reflected in this column include contributions reported as compensation for the last fiscal year, as set forth in columns (b) and (c), amounts reported as compensation in prior fiscal years and earnings (which were not required to be reported as compensation), less aggregate withdrawals/distributions currently and previously reported in this table.

Potential Payments upon Change in Control
WRIT has entered into change in control agreements with the NEO's which entitle them to continuation of compensation and other benefits if WRIT is subject to a change in control, the NEO's employment with WRIT or its successor is terminated by WRIT or its successor, other than for “cause,” or by the NEO for “good reason” and such termination occurs within the 24 or 36 months of the change in control. The formula to calculate the change in control benefit is similar for each of the NEO's, with the variable being whether the benefit will be paid for 24 or 36 months. The formula is as follows:

1.	Continuation of base salary at the rate in effect as of the termination date for a period of 24 or 36 months from the date of termination.

2.
Payment of an annual bonus for each calendar year or partial calendar in which the NEO receives salary continuation as described above, in an amount equal to the average annual short-term incentive plan compensation received during the three years prior to the involuntary termination.

3.
Payment of the full cost of COBRA continuation coverage for the period of time in which salary continuation pursuant to the change in control agreement is paid, up to a maximum of 18 months or until the NEO obtains other comparable coverage, whichever is sooner.

4.
Immediate vesting in all unvested common share grants and restricted share units granted to the NEO under WRIT's long-term incentive plan and immediate vesting in the SERP and deferred compensation plans.

The following table lists the NEO's and the estimated amounts they would have become entitled to under their change in control agreements had their employment with WRIT terminated on December 31, 2012, under the circumstances described above.

Name of NEO	2012 Base Salary ($)	Average 3 Year Bonus ($)	Annual Change in Control Benefit Amount ($)	Change in Control Benefit Formula (# of months)	Vesting of all unvested Share Grants, SERP and Deferred Compensation ($)	Total Change in Control Benefit Amount (1)(2) ($)
George F. McKenzie	$500,000	$760,182	$1,260,182	36	$2,521,092	$6,301,638
William T. Camp	350,000	457,244	807,244	24	1,503,652	3,118,140
Laura M. Franklin	350,000	459,469	809,469	24	1,203,512	2,822,450
James B. Cederdahl	288,000	215,134	503,134	24	553,171	1,559,439
Thomas L. Regnell	288,000	280,486	568,486	24	778,781	1,915,753
Michael S. Paukstitus (3)	—	—	—	—	—	—

(1)	The cost of COBRA continuation benefits has not been included in the total change in control benefit amount, as the value would not be material.

(2)
If the NEO is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, the NEO will not receive a tax gross-up payment. Each of our change of control agreements was amended effective November 5, 2012 to eliminate the executive's right to receive a tax “gross-up” payment based on Section 4999 of the Internal Revenue Code. As a result, we no longer have the obligation to provide tax “gross-up” payments to our executives with respect to amounts owed under Section 4999 of the Internal Revenue Code.

(3)	There are no change in control benefits as Mr. Paukstitus' employment terminated on November 2, 2012.
Compensation Policies and Risk Management
The Compensation Committee members review an annual analysis of the principal elements of executive and non-executive compensation to determine whether they encourage excessive risk-taking. While the Compensation Committee members focused primarily on the compensation of the executive officers because risk-related decisions depend predominantly on their judgment, the analysis also covered other WRIT employees operating in decision-making capacities. The analysis noted the following considerations:

•
A significant percentage of compensation is equity-based, long-term compensation under the STIP and LTIP, both of which provide for equity-based compensation. Awards made under the STIP are payable 50% in restricted shares that vest over a three-year period. Awards made under the LTIP are made after a three-year performance period. At the conclusion of such three-year performance period, the LTIP awards are payable (i) 50% in unrestricted shares and (ii) 50% in restricted shares that vest over a one-year period commencing at the conclusion of the three-year performance period. This significant use of restricted shares encourages our executives to focus on sustaining our long-term performance because unvested awards could significantly decrease in value if our business were not managed with long-term interests in mind.

•
The STIP and LTIP utilize a balanced variety of performance goals. The STIP utilizes aggregate financial performance (comprised of core FFO per share, core FAD per share and same store NOI growth) at a 60% weighting, strategic acquisition/disposition activity at a 20% weighting and the executive's individual performance compared to individual goals at a 20% weighting. The LTIP utilizes absolute TSR (20% weighting), relative TSR (20% weighting) and strategic plan fulfillment (60% weighting). As a result, the benefit plan design contains several performance goals intentionally selected by the Compensation Committee with the goal of aligning executive compensation with long-term creation of shareholder value and fulfillment of WRIT's strategic planning objectives.

•
For each executive, the target incentive award is based on a percentage of base salary ranging from 130% to 226% for the STIP and 65% to 150% (measured on an annualized basis) for the LTIP. For the STIP, the actual award paid to the executive can range from a 51% to 54% of the target incentive award for threshold performance and 172% to 177% of the target incentive award for high performance. For the LTIP, the actual award paid to the executive can range from a 50% to 53% of the target incentive award for threshold performance and 175% to 180% of the target incentive award for high performance. As a result, the STIP and LTIP contain reasonable award opportunities that are capped at appropriate maximum levels.

•
The Compensation Committee retains discretion under the STIP and LTIP with respect to all or a significant portion of the total awards. Under the STIP, aggregate financial performance, strategic acquisition/disposition activity and the participant's performance compared to individual objectives represent all of the performance goals under the STIP (i.e., 100% of the performance goals are determined in the Compensation Committee's (or Chief Executive Officer's) discretion). Under the LTIP, strategic plan fulfillment, which is determined in the Compensation Committee's discretion, carries a 60% weighting.

•
WRIT has adopted a stock ownership policy by which each executive is required to maintain a multiple of his or her base salary in common shares. The multiples are 3x (for the Chief Executive Officer), 2x (for Executive Vice Presidents) and 1x (for Senior Vice Presidents and Managing Directors). This ownership policy requires each executive to maintain a meaningful equity interest that could significantly decrease in value if our business were not managed with long-term interests in mind.

•
WRIT has adopted a “clawback” policy by which, with respect to any incentive awards granted after March 20, 2013, the Board will have the right to seek or recoup all or any portion of the value of such awards in the event of a material restatement of WRIT's financial statements covering any of the three fiscal years preceding the payment of an award which results from fraud or misconduct committed by a recipient of such award.

We believe this combination of factors encourages prudent management of WRIT. In particular, by structuring our compensation programs to ensure that a considerable amount of the wealth of our executives is tied to our long-term health, we believe we discourage executives from taking risks that are not in our long-term interests.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee, composed of Chairman Civera, Messrs. Byrnes and Russell, and Ms. White, was responsible for making decisions and recommendations to the Board with respect to compensation matters. There are no Compensation Committee interlocks and no WRIT employee serves on the Compensation Committee.

AUDIT COMMITTEE MATTERS
Audit Committee Report
The Board maintains an Audit Committee, currently comprised of four of WRIT's independent trustees. The Board and the Audit Committee believe that the Audit Committee's current member composition satisfies Section 303A of the New York Stock Exchange's listed company manual. The Audit Committee oversees WRIT's financial process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm Ernst & Young LLP is responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and the effectiveness of WRIT's internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.
In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2012, with management, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and management's assessment of the effectiveness of WRIT's internal controls over financial reporting.
The Audit Committee discussed with WRIT's independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of WRIT's internal controls and the overall quality of WRIT's financial reporting.
The Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, and not just the acceptability, of WRIT's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence from management and WRIT. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in WRIT's Annual Report for filing with the SEC.
THE AUDIT COMMITTEE
William G. Byrnes, Audit Committee Member
Charles T. Nason, Audit Committee Chairman
Thomas Edgie Russell, III, Audit Committee Member
Anthony L. Winns, Audit Committee Member
Principal Accounting Firm Fees
The following table sets forth the aggregate fees billed to WRIT for the years ended December 31, 2012 and 2011 by WRIT's independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the public accountant's independence.

	2012	2011
Audit Fees (a)(b)	$1,055,406	$909,000
Audit-Related Fees (c)	60,000	—
Tax Fees (d)	174,263	236,600
All Other Fees	—	—
Total Fees	$1,289,669	$1,145,600

(a)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

(b)	Audit fees include the annual audit fee and fees for reviews of offering memorandums, performance of comfort procedures and issuance of comfort and bring down letters.

(c)	Audit-related fees consist of the annual audit fees of certain subsidiaries, notwithstanding when the fees were billed or when the services were rendered.

(d)
Includes fees and expenses for tax services, including tax compliance, tax advice and tax planning, rendered from January through the end of the fiscal year, notwithstanding when the fees and expenses were billed.

Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Committee at its next scheduled meeting.

PROPOSAL 1:
ELECTION OF TRUSTEES
Description of Proposal
William G. Byrnes, John P. McDaniel and George F. McKenzie have been nominated for election as trustees at the Annual Meeting, to serve for a term of three years and until their successors are duly elected and qualify.
All of the nominees are currently serving as trustees, and they were recommended for nomination for re-election by the members of the Corporate Governance/Nominating Committee.
With respect to Mr. McKenzie, on January 28, 2013, he communicated to the Board of Trustees his decision to retire from WRIT at the end of 2013. The Board has commenced a search for a successor chief executive, with the goal of announcing a selection in the coming months. In connection with his retirement arrangements, Mr. McKenzie has agreed that, if he is re-elected to the Board for a three-year term at the Annual Meeting, he will resign from such term upon the earlier of the Board's election of his successor as President and Chief Executive Officer or December 31, 2013.

Voting Matters
Under our bylaws, the election of the trustees requires the affirmative vote of a majority of the total votes cast for and against such trustee. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
If any of Messrs. Byrnes, McDaniel or McKenzie were to become unable or unwilling to stand for election for any reason not presently known or contemplated, the persons named in the enclosed Proxy Card will have discretionary authority to vote pursuant to the Proxy Card for a substitute nominee nominated by the Board, or the Board, on the recommendation of the Corporate Governance/Nominating Committee, may reduce the size of the Board and number of nominees.
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MESSRS. BYRNES, MCDANIEL AND MCKENZIE.

PROPOSAL 2:
RATIFICATION OF AUDITOR
Description of Proposal
The firm of Ernst & Young LLP served as WRIT's independent registered public accounting firm for 2012. The Audit Committee has appointed Ernst & Young LLP as WRIT's independent registered public accounting firm for 2013.
If this appointment is not ratified by our shareholders, the Audit Committee may re-consider the appointment. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of WRIT.
Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Voting Matters
Under our bylaws, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013 requires the affirmative vote of a majority of the votes cast. Abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS WRIT'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

PROPOSAL 3:
EXECUTIVE COMPENSATION ADVISORY VOTE
Description of Proposal
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), we provide our shareholders with the opportunity to vote, on an advisory basis, on the compensation of our named executive officers, or NEOs, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This proposal is commonly known as a “say-on-pay” proposal.
Please review the section of this Proxy Statement entitled “Executive Compensation” for additional details regarding our executive compensation program. Such section includes, on page 14, a “CD&A Executive Summary” describing the goals of WRIT's executive compensation program and the significant actions taken by the Compensation Committee during the 2012 compensation year.
We are asking our shareholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal gives our shareholders the opportunity to express their views on our NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that WRIT's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in WRIT's Proxy Statement for the 2013 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission (Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and narrative discussions and the other related tables and disclosure.”
As provided by the Dodd-Frank Act, this vote is advisory, and therefore not binding on WRIT, the Board or the Compensation Committee. However, the Board and Compensation Committee value the views of our shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Voting Matters
Under our bylaws, approval of the say-on-pay proposal requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
Notwithstanding the approval requirements set forth in the previous paragraph, the vote remains advisory, and the Board and Compensation Committee value the opinions of the shareholders regardless of whether approval (as defined in the previous paragraph) is actually obtained.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that trustees, officers and persons who own more than 10% of the common shares file initial reports of ownership of the common shares and changes in such ownership with the SEC. To WRIT's knowledge, based solely on a review of copies of forms submitted to WRIT during and with respect to 2012 and on written representations from our trustees and executive officers, all required reports were filed on a timely basis during 2012.
Annual Report
WRIT's 2012 Annual Report to Shareholders is being mailed or made available electronically to shareholders concurrently with this Proxy Statement and does not form part of proxy solicitation material.
Shareholders may also request a free copy of our 2012 Annual Report on Form 10-K, including applicable financial statements, schedules and exhibits by sending a written request to: Washington Real Estate Investment Trust, 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852, Attention Investor Relations. Alternatively, shareholders can access the 2012 Form 10-K and other financial information on our website at: http://www.writ.com.
Code of Ethics
WRIT has adopted a Code of Ethics that applies to all of its trustees, officers and employees. The Code of Ethics is available on our website, www.writ.com. A copy of the code is also available upon written request. WRIT intends to post on our website any amendments to, or waivers from, the Code of Ethics promptly following the date of such amendment or waiver.
Corporate Governance Guidelines
WRIT has adopted Corporate Governance Guidelines. Our Corporate Governance Guidelines, as well as the Committee Charters, are available on our website, www.writ.com, and upon written request.
Solicitation of Proxies
Solicitation of proxies may be made by mail, personal interview, telephone or other means by officers, trustees and employees of WRIT for which they will receive no compensation in addition to their normal compensation. WRIT may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of common shares that those companies or persons hold of record. WRIT will reimburse these forwarding expenses. The cost of the solicitation of proxies will be paid by WRIT.
WRIT has also hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay approximately $8,000 plus expenses for these services.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be “householding” this Proxy Statement and our Annual Report. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple shareholders in one household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: Washington Real Estate Investment Trust, 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852, Attention: Investor Relations; telephone 301-984-9400. Shareholders wishing to receive separate copies of our Proxy Statement and Annual Report in the future, or shareholders currently receiving multiple copies of the Proxy Statement and Annual Report at their address who would prefer that only a single copy of each be delivered there, should contact their bank, broker or other nominee record holder.
2014 Annual Meeting
Rule 14a-8 Shareholder Proposals
Under SEC Rule 14a-8, a shareholder may present a proposal to be considered for inclusion in the Proxy Statement relating to our 2014 Annual Meeting. These proposals must be addressed to our Corporate Secretary, sent to our corporate headquarters and received by WRIT no later than November 29, 2013. In addition, they must otherwise be in compliance with applicable laws and SEC regulations.
Nominations and Other Business
Nominations of individuals for election as a trustee and other shareholder proposals (i.e., not under SEC Rule 14a-8) for our 2014 Annual Meeting must, in each case, be made pursuant to timely notice in writing to our Corporate Secretary. The notice must set forth certain information concerning the nomination or proposal, as specified in our current bylaws. Any shareholder who wishes to make such a nomination or proposal must notify us in accordance with our bylaws between October 30, 2013 and 5:00 p.m., Eastern time, on November 29, 2013. The presiding officer of the meeting will refuse to acknowledge any nomination or proposal not made in compliance with the foregoing procedures.

/s/ Laura M. Franklin
Laura M. Franklin
Corporate Secretary

March 29, 2013

WRIT | WASHINGTON REAL ESTATE INVESTMENT TRUST

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on May 16, 2013.

Vote by Internet

- Go to **www.envisionreports.com/wre**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT AUTHORIZED A PROXY TO VOTE VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Trustees unanimously recommends a vote FOR the listed trustee nominees and FOR Proposals 2 and 3.

1. Election of Trustees:

Nominee	For	Against	Abstain
01 - William G. Byrnes	☐	☐	☐
02 - John P. McDaniel	☐	☐	☐
03 - George F. McKenzie	☐	☐	☐

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Proposal	For	Against	Abstain
2. Proposal to ratify appointment of Ernst & Young LLP as independent registered public accounting firm for 2013	☐	☐	☐
3. Advisory vote on compensation of named executive officers (say-on-pay)	☐	☐	☐

4. In the discretion of the proxies on such other business as may properly come before the meeting

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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▼ IF YOU HAVE NOT AUTHORIZED A PROXY TO VOTE VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Washington Real Estate Investment Trust

PROXY FOR 2013 ANNUAL MEETING OF SHAREHOLDERS MAY 16, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned shareholder of Washington Real Estate Investment Trust, a Maryland real estate investment trust (the "Company"), hereby appoints George F. McKenzie and Laura M. Franklin, or either of them, with full power of substitution in each of them, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company to be held on May 16, 2013 at the Bethesda North Marriott Hotel & Conference Center, 5701 Marinelli Road, North Bethesda, Maryland, at 11:00 a.m., and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, the terms of each which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

ALL PROPERLY EXECUTED PROXIES WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED THEREIN. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE SPECIFIED, PROXIES WILL BE VOTED "FOR" THE ELECTION OF THE TRUSTEE NOMINEES LISTED ON THE PROXY CARD, "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013 AND"FOR" APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM. ALL PROXIES WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER TO PROPERLY COME BEFORE THE MEETING (OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF), UNLESS OTHERWISE INSTRUCTED ON THE PROXY CARD.